Exhibit 4.15




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                              Dated 21 January 2003

                THE SEVERAL PERSONS NAMED IN PART 1 OF SCHEDULE 1

                                       and

                               PETER ANTHONY WADE

                                       and

                                  3i GROUP PLC

                                       and

                                  EBOOKERS PLC

                            SHARE PURCHASE AGREEMENT

                        relating to the sale and purchase
                   of the whole of the issued share capital of


                           Travelbag Holdings Limited


One Silk Street
London EC2Y 8HQ

Telephone (44-20) 7456 2000
Facsimile (44-20) 7456 2222


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Agreement for Purchase of Shares
This Agreement is made on 21 January 2003 between:

(1) THE SEVERAL PERSONS named in Part 1 of Schedule 1 (the "Vendors", which expression shall include the legal personal representatives of any such persons);

(2) PETER ANTHONY WADE of 3 Belmore Terrace, Sunshine Beach, Noosa, Australia ("PW");

(3) 3i GROUP PLC, a company incorporated in England and Wales (registered No. 01442830) whose registered office is at 91 Waterloo Road, London SE1 8XP ("3i"); and

(4) EBOOKERS PLC, a company incorporated in England and Wales (registered No. 3818962) whose registered office is at 25 Farringdon Street, London EC4A 4AB (the "Purchaser").

Whereas:

(A) The Vendors and 3i wish to sell the Shares (as defined below) and the Purchaser wishes to purchase the Shares on and subject to the terms of this Agreement.

(B) The Purchaser has offered all the Vendors and 3i the opportunity to receive, as part of the consideration for the sale of their Shares, ordinary shares in the capital of the Purchaser and this Agreement reflects the extent to which the Vendors and 3i have elected to receive such shares.

It is agreed as follows:

1        Interpretation

         In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1      Definitions

         "3i Group" means 3i, any subsidiary of 3i and any company of which 3i is a subsidiary and any entity or investment vehicle formed or incorporated in any jurisdiction, including a partnership in which 3i or any subsidiary of 3i has a majority economic interest or which is managed by 3i or any subsidiary of 3i;

         "ABTA" means Association of British Travel Agents;

         "agreed terms" means, in relation to a document, such document in the terms agreed between the parties and signed for identification by or on behalf of the Purchaser's Solicitors and the Vendors' Solicitors with such alterations as may be agreed in writing between the parties from time to time for any reason including, without limitation, to take account of any changes between the date of this Agreement and Completion;

         "ATOL" means an air transport operator's licence granted by the CAA:

         "Audited Accounts" means the audited accounts of the Company and of each of the Subsidiaries and the audited consolidated group accounts of the Group for the financial period ended on the Balance Sheet Date;


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         "A Ordinary Shares" means the 1,392,388 A shares of(pound)1.00 each in the capital of the Company;

         "B Ordinary Shares" means the 1,107,314 B shares of(pound)1.00 each in the capital of the Company;

         "Balance Sheet Date" means 31 October 2002;

         "Business Day" means a day on which banks are open for business in London (excluding Saturdays, Sundays and public holidays);

         "CAA" means Civil Aviation Authority;

         "Company" means Travelbag Holdings Limited, details of which are contained in Part 3 of Schedule 1;

         "CHAPS" means clearing houses automated payment systems;

         "Completion" means the completion of the sale and purchase of the Shares pursuant to Clause 6;

         "Completion Amount" has the meaning given in Clause 3.1;

         "Confidentiality Agreement" means the agreement dated 18 September 2002 between the Purchaser (1) and the Company (2), and the relevant provisions of the offer letter dated 9 December 2002 between the Purchaser (1) and the Company (2), (in the event of conflict the offer letter will prevail);

         "Consideration Shares" means such number of ordinary shares of 14p each in the capital of the Purchaser to be allotted and issued by the Purchaser credited as fully paid as consideration as is determined pursuant to Clause 3;

         "Covenantors" bears the meaning given to it in the Tax Deed of Covenant;

         "Deferred Completion Date" means the new date fixed for Completion pursuant to Clause 6.4.1(ii);

         "Deferred Shares" means 4,209,750 deferred shares of (pound)1.00 each in the capital of the Company allotted in accordance with Clause 5.3;

         "Disclosure Letter" means the letter of even date with this Agreement from the Warrantors to the Purchaser disclosing:

          (i)  information constituting exceptions to the Warranties; and

          (ii) details of other matters referred to in this Agreement;

         "Document Index" means the index of documents attached to the Disclosure Letter;

         "Encumbrance" means any claim, charge, mortgage, security, lien, option, equity, power of sale, hypothecation or other third party rights, retention of title, right of pre-emption, right of first refusal or security interest of any kind;

         "EVBG" means Evolution Beeson Gregory Limited;

         "Facility Agreement" means the facilities agreement of even date with this Agreement between Barclays Bank PLC (1) and the Purchaser (2);

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         "Group" or "Group Companies" means the Company and the Subsidiaries and
         "Group Company" means any one of them;

         "IATA" means International Air Transport Association;

         "Information Technology" means all computer systems, communications systems, software and hardware owned, used or licensed by or to any Group Company;

         "Intellectual Property" means trade marks, service marks, trade names, domain names, logos, get-up, patents, inventions, registered and unregistered design rights, copyrights, semi-conductor topography rights, database rights and all other similar rights in any part of the world (including Know-how) including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations;

         "Issue Price" means the average of the closing bid quotations for the ordinary shares of 14p each in the capital of the Purchaser as shown by the London Stock Exchange Daily Official List for the five Business Days immediately preceding Completion;

          "Know-how" means confidential industrial and commercial information and techniques in any form including without limitation drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers;

         "London Stock Exchange" means London Stock Exchange plc;

         "Losses" means all losses, liabilities, costs (including, without limitation, legal costs), charges, expenses, actions, proceedings, claims and demands;

         "Management Accounts" means the unaudited management accounts relating to each Group Company and to the Group for any period or drawn up as at any date since the Balance Sheet Date (the "Relevant Management Accounts Date");

         "Official List" means the official list maintained by the UK Listing Authority;

         "Ordinary Shares" means the 15,425,729 Ordinary Shares of (pound)1.00 each, which, together with the A Ordinary Shares and the B Ordinary Shares comprise the whole of the issued ordinary share capital of the Company;

         "Payment Account Details" means, in relation to any payment to be made under or pursuant to this Agreement, the name, account number, sort code, account location and other details specified by the payee and necessary to effect payment (whether by cheque, banker's draft, telegraphic or other electronic means of transfer) to the payee;

         "Placing Agreement" means the agreement of even date with this Agreement between EVBG (1) and the Purchaser (2) for the placing of the Placing Shares pursuant to Clause 3.2;

         "Placing Condition" means the conditions set out in sub-clauses 4.1.2 and 4.1.5;

         "Placing Shares" means such number of ordinary shares of 14p each in the capital of the Purchaser to be issued and placed by the Purchaser credited as fully paid pursuant to Clauses 3.2, 3.4 and 3.6 as will, under the Placing Agreement, give rise to net proceeds as specified in Clause 3.2;


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         "POH" means Port of Hercules Trustees Limited as trustee for the Peter
         Wade No 2 Settlement;

         "Preference Shares" means the 1,250,000 preference shares of (pound)1.00 each being the whole of the issued preference share capital of the Company;

         "Properties" means the freehold and leasehold properties brief details of which are set out in Parts 1 and 2 of Schedule 5 and includes each and every part of them and "Property" means any one of them;

         "Purchaser's Group" means the Purchaser and any subsidiary of the Purchaser;

         "Purchaser's Solicitors" means Linklaters of One Silk Street, London EC2Y 8HQ;

         "Senior Employee" means an employee of a Group Company who earns a salary in excess of(pound)30,000 per annum;

         "Shares" means the Preference Shares, the Ordinary Shares, the A Ordinary Shares, the B Ordinary Shares and the Deferred Shares;

         "Subsidiaries" means the subsidiaries of the Company details of which are contained in Part 4 of Schedule 1;

         "Taxation" and "Transaction" bear the meanings respectively given to them in the Tax Deed of Covenant;

         "Tax Deed of Covenant" means the deed of covenant against Taxation in the agreed terms to be entered into at Completion;

         "UK Listing Authority" means the Financial Services Authority in its capacity as competent authority for listing under the Financial Services and Markets Act 2000;

         "Vendors' Schemes" means the Allied Dunbar Executive Pension Scheme (Plan Number P0024-077), the Legal & General Stakeholder Pension Scheme (Scheme Number GF38503001), the Self Invested Personal Pensions in respect of Jeremy Bridge, Brian Barton and Bruce Rose, The Bridge the World Travel Services Executive Pension Scheme (date of commencement 31 July 2000) and The Bridge the World Group Personal Pension Scheme (Norwich Union Reference Number P3217461A) (which is Stakeholder Compliant) in force at the date of this Agreement details of which are set out in the documents in the agreed terms;

         "Vendors' Solicitors" means Lamport Bassitt of 46 The Avenue, Southampton SO17 1AX;

         "Warranties" means the warranties and representations set out in
         Schedule 3 and "Warranty" means any one of them;

         "Warrantors" means POH and Jeremy Bridge (each a "Warrantor");

1.2      Subordinate Legislation
         References to a statutory provision include any subordinate legislation made from time to time under that provision;

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1.3      Awareness

         Where any Warranty or other provision of this Agreement is qualified by the phrase "so far as the Warrantors are aware" or a similar phrase, such phrase shall imply a requirement that the Warrantors have made such enquiries as are reasonable of the Vendors, Peter Liney, Peter Bradshaw, Julie Tamblyn, Nicola Clark and Andy Mills;

1.4      Modification etc. of Statutes

         References to a statute or statutory provision include that statute or provision as from time to time modified, re-enacted or consolidated whether before or after the date of this Agreement so far as such modification, re-enactment or consolidation applies or is capable of applying to any transactions entered into in accordance with this Agreement prior to Completion and (so far as liability thereunder may exist or can arise) shall include also any past statute or statutory provision (as from time to time modified, re-enacted or consolidated) which such statute or provision has directly or indirectly replaced except to the extent that such modification, re-enactment or consolidation would increase, alter or extend the liability of the Vendors, or of the Warrantors under the Warranties, or the Covenantors under the Tax Deed of Covenant;

1.5      Connected Persons

         A person shall be deemed to be connected with another if that person is connected with such other within the meaning of Section 839 of the Income and Corporation Taxes Act 1988;

1.6      Accounts

         Any reference to "accounts" shall include the directors' and auditors' reports, relevant balance sheets and profit and loss accounts and related notes together with all documents which are or would be required by law to be annexed to the accounts of the company concerned to be laid before that company in general meeting in respect of the accounting reference period in question;

1.7      Companies Act 1985

         The words "holding company" and "subsidiary" shall have the same meanings in this Agreement as their respective definitions in the Companies Act 1985;

1.8      Interpretation Act 1978

         The Interpretation Act 1978 shall apply to this Agreement in the same way as it applies to an enactment;

1.9      SSAPs and FRSs

         A reference to an SSAP means a statement of standard accounting practice as adopted by the Accounting Standards Board and published by the Institute of Chartered Accountants of England and Wales and a reference to an FRS means a financial reporting standard developed and issued by the Accounting Standards Board and which may, where directed by the Accounting Standards Board, supersede an SSAP;


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1.10     Clauses, Schedules etc.

         References to this Agreement include any Recitals and Schedules to it and references to Clauses and Schedules are to Clauses of and Schedules to this Agreement. References to paragraphs are to paragraphs of the Schedules;

1.11     Information

         Any reference to books, records or other information means books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm; and

1.12     Headings

         Headings shall be ignored in construing this Agreement.

2        Agreement to Sell the Shares

2.1      Sale of Shares

         The Vendors (each severally as to those of the Shares specified against his name in Part 1 of Schedule 1) agree to sell or procure to be sold and 3i (as to the Shares specified against its name in Part 2 of Schedule 1) agrees to sell and the Purchaser agrees to purchase the Shares free from all Encumbrances and together with all rights and advantages attaching to them which are exercisable after Completion.

2.2      Rights of Pre-emption

         The Vendors and 3i hereby waive irrevocably any and all rights of pre-emption over the Shares conferred either by the Articles of Association or other equivalent document of the Company or in any other way, and agree to the transfer of the shares in accordance with Article
         13.2 of the Articles of Association.

3        Consideration

3.1      Amount

         The consideration for the purchase of the Shares shall be nil for each Deferred Share and in respect of the Preference Shares and the Ordinary
         Shares:

          3.1.1 the cash sum of (pound)1,252,876 for the Preference Shares and (pound)51,127,930.25 for the Ordinary Shares making an aggregate cash consideration of (pound)52,380,806.25 consisting of:

          (i) (pound)47,351,585.25 (the "Completion Amount") which shall be paid on Completion;

          (ii)(pound)2,029,221 in relation to which Schedule 7 shall apply;

          (iii) (pound)3,000,000 which shall be paid on the day falling 12 months after Completion (or if that day is not a Business Day, the immediately following Business Day) subject to the provisions of Clause 7.5; and

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          3.1.2 the allotment of Consideration Shares in accordance with Clause
               3.3.

         Schedule 1 shows the division of the payments referred to in Clauses 3.1.1(i), (ii) and (iii) among the Vendors.

3.2      Placing of Placing Shares

         (pound) 40,712,274.48 of the Completion Amount shall be satisfied by the allotment and issue of the Placing Shares to, or to persons nominated by, EVBG on terms that the net cash proceeds of the placing of such shares of (pound)40,712,274.48 shall be paid to the Vendors and 3i in accordance with Clause 3.7 and divided among the Vendors and 3i as set out in Column (4) of Parts 1 and 2 of Schedule 1. The Vendors and 3i agree with the Purchaser to execute all such documents as the Purchaser may reasonably require for the purpose of or in connection with such placing and hereby severally appoint any director of the Purchaser as their attorney to execute any such documents in their names and on their behalf.

3.3      Consideration Shares

         The Purchaser shall allot, to 3i and to each of the Vendors, such number of Consideration Shares as shall have a value at the Issue Price nearest to but not exceeding the amounts set out against their respective names in Column (5) of Parts 1 and 2 of Schedule 1.

3.4      Application for admission to listing and admission to trading

         The Purchaser shall at its own expense procure application to be made to the UK Listing Authority for the Consideration Shares and the Placing Shares to be admitted to the Official List and to the London Stock Exchange for the Consideration Shares and the Placing Shares to be admitted to trading by the London Stock Exchange and shall use all reasonable endeavours to ensure that such admissions shall become effective by the making of an announcement in accordance with paragraph
         7.1 of the Listing Rules of the UK Listing Authority and paragraph 2.1 of Part 2 of the Admission and Disclosure Standards of the London Stock Exchange.

3.5      Restriction on disposal of Consideration Shares

         Each of the Vendors hereby severally undertakes with the Purchaser that he will not for a period of six months from the date of Completion without the previous consent in writing of the Purchaser dispose or agree to dispose of any of the Consideration Shares issued to him or any interest (as defined for the purpose of Part VI of the Companies Act 1985) therein. This Clause shall not, however, prohibit disposals by POH of Consideration Shares to raise up to (pound)2,029,221 nor of any Consideration Shares by any Vendor in the event of a general offer being made for the share capital of the Purchaser.

3.6      Ranking of Consideration Shares and the Placing Shares

         The Consideration Shares and the Placing Shares shall rank in all respects pari passu with the existing issued fully paid ordinary shares in the capital of the Purchaser.

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3.7      Payment on Completion

         Payment of such part of the consideration as may fall to be paid in cash and the proceeds of the placing (if any) shall be made not later than 3.00 p.m. on the date of Completion to the Vendors' Solicitors who are authorised to receive the same on behalf of 3i and the Vendors and payment to whom shall be a good discharge to the Purchaser.

3.8      Method of Payment

         Wherever in this Agreement provision is made for the payment by one party to another, such payment shall be effected by crediting for same day value the account specified in the Payment Account Details of the party entitled to the payment by way of CHAPS on or before the due date for payment unless the payee by notice to the payer, not later than three Business Days prior to the due date for payment, elects to be paid by banker's draft drawn on any international bank reasonably acceptable to the payer and having an office in London. Payment of such sum shall be a good discharge to the payer of its obligation to make such payment and the payer shall not be obliged to see to the application of the consideration as between 3i and the relevant Vendors (in the case of a payment by the Purchaser).

3.9      Reduction of Consideration

         If any payment is made by the Vendors or 3i or the Warrantors to the Purchaser in respect of any claim against the Vendors or 3i or the Warrantors for any breach of this Agreement (or any agreement entered into pursuant to this Agreement) or pursuant to any indemnity hereunder or pursuant to the Tax Deed of Covenant, the payment shall be by way of adjustment of the consideration paid by the Purchaser and the consideration shall be deemed to have been reduced by the amount of such payment.

4        Conditions

4.1      Conditions Precedent

         The agreement to sell and purchase the Shares contained in Clause 2.1 is conditional upon (and accordingly beneficial ownership in the Shares will not pass until) satisfaction of the following conditions, or their satisfaction subject only to Completion of this Agreement:

          4.1.1 the passing at a general meeting of the Purchaser of a resolution to approve the acquisition of the Shares and all necessary resolutions to increase the authorised share capital of the Purchaser and to authorise the allotment and issue of the Consideration Shares and the Placing Shares in the agreed terms or without material amendments thereto;

          4.1.2 all the conditions precedent in the Placing Agreement having been fulfilled or (if capable of waiver) waived and such agreement not having been terminated in accordance with its terms;

          4.1.3 all the conditions precedent (to the funding of loans required for acquiring the Shares) in the Facility Agreement having been fulfilled or (if capable of waiver) waived and such agreement not having been terminated in accordance with its terms;

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          4.1.4 the licences, authorisations, orders, grants, confirmations, permissions, registrations and other approvals necessary or desirable for or in respect of the proposed acquisition of the Group by the Purchaser having been obtained from ABTA, IATA and CAA on terms satisfactory to the Purchaser and such licences, authorisations, orders, grants, confirmations, permissions, registrations and other approvals remaining in full force and effect;

          4.1.5 the admission of the Consideration Shares to the Official List becoming effective in accordance with paragraph 7.1 of the Listing Rules of the United Kingdom Listing Authority and admission of the Consideration Shares to trading by the London Stock Exchange becoming effective;

          4.1.6 clearance being obtained under Section 707 of the Income & Corporation Taxes Act 1988 and under Section 138 of the Taxation of Capital Gains Act 1992 ("TCGA") in respect of the transactions contemplated by this Agreement.

4.2      Responsibility for Satisfaction

          4.2.1 The Purchaser shall use all reasonable endeavours to ensure the satisfaction of the conditions set out in Clauses 4.1.1 to 4.1.5 and the Vendors shall use all reasonable endeavours to ensure satisfaction of the conditions set out in Clause 4.1.6.

          4.2.2 Without prejudice to Clause 4.2.1, the Vendors and the Purchaser agree that all requests and enquiries from any government, governmental, supranational or trade agency, court or other regulatory body shall be dealt with, at the cost of the Purchaser, by the Vendors and the Purchaser in consultation with each other and the Vendors and the Purchaser shall promptly co-operate with and shall use reasonable endeavours to provide all necessary information and assistance reasonably required by such government, agency, court or body upon being requested to do so by the other.

4.3      Non-Satisfaction/Waiver

          4.3.1 The Purchaser and POH on behalf of the Vendors and 3i may at any time by agreement waive in whole or in part and conditionally or unconditionally the conditions set out in Clause 4.1.

          4.3.2 The Purchaser shall give notice to the Vendors and 3i of the satisfaction of the relevant conditions within two Business Days of becoming aware of the same. If the conditions in Clause 4.1 are not satisfied or waivedon or before 17 February 2003 or such other date as the parties may agree the Purchaser or POH on behalf of the Vendors and 3i may terminate this Agreement (other than Clauses 1, 11, 11.1 to 11.8 and 11.11 to 11.17) and no party shall have any claim against any other under it, save for any claim arising from breach of any undertaking contained in Clause 4.2.

4.4      Duty to inform Vendors

         The Purchaser undertakes in the period to Completion immediately to advise the Vendors' Solicitors and 3i of (i) the satisfaction or waiver of any of the conditions, (ii) any matters which suggest any of the conditions are unlikely to be satisfied before 17 February 2003, and


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         (iii) such other matters concerning the satisfaction of the conditions as may be reasonably requested by or on behalf of the Vendors and for 3i.

5        Action Pending Completion

5.1      Vendors' General Obligations

         The Vendors shall procure that, pending Completion:

          5.1.1 each Group Company will carry on business only in the ordinary and usual course, save insofar as agreed in writing by the Purchaser; and

          5.1.2 the Purchaser and its agents will, upon reasonable notice, be allowed access to, and to take copies of, the books and records of each Group Company including, without limitation, the statutory books, minute books, leases, licences, contracts, details of receivables, Intellectual Property, tax records, supplier lists and customer lists in the possession or control of any Group Company; and

          5.1.3 such representatives and advisers as the Purchaser requests may be designated to work with the Vendors with regard to the management and operations of the Group Companies. The Vendors will consult, and will cause the Group Companies to consult, with such representatives and advisers with respect to any action which may materially affect the business of the Group taken as a whole. The Vendors will provide, and will cause the Group to provide to such representatives and advisers such information as they may reasonably request for this purpose; and

          5.1.4 each Group Company shall take all reasonable steps to preserve its assets and, in particular, will maintain in force all insurance policies normally kept in force; and

          5.1.5 each Group Company shall take all reasonable steps to preserve the validity of its Intellectual Property.

5.2      Restrictions on the Vendors

         Without prejudice to the generality of Clause 5.1, the Vendors shall collaborate fully with the Purchaser in relation to all material matters concerning the running of the Group between the date of this Agreement and Completion and during that period shall procure that each Group Company shall not except as may be required to give effect to and comply with this Agreement without the prior written consent of the Purchaser such agreement not to be unreasonably withheld or delayed:

          5.2.1 enter into any agreement or incur any commitment involving any capital expenditure in excess of(pound)15,000 per item and(pound)50,000 in aggregate, in each case exclusive of VAT;

          5.2.2 enter into or amend any contract or incur any commitment which is not capable of being terminated without compensation at any time with three months' notice or less or which is not in the ordinary and usual course of business or which involves or may involve total annual expenditure in excess of (pound)15,000, in each case exclusive of VAT;

          5.2.3 terminate the employment of any Senior Employee (whether with or without notice) without the prior written consent of the Purchaser;

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5.2.4    in relation to any Property:

          (i) apply for any planning permission or implement any planning permission already obtained but not implemented;

          (ii) carry out any material structural alteration or addition to, or materially effect any change of use of, such Property;

          (iii) terminate or serve any notice to terminate, surrender or accept any surrender of or waive the terms of any lease, tenancy or licence which is material in the context of the relevant Group Company;

          (iv) agree any new rent or fee payable under any lease, tenancy or licence which is material in the context of the relevant Group Company;

          (v) enter into or vary any agreement, lease, tenancy, licence or other commitment which is material in the context of the relevant Group Company;

          (vi) sell, convey, transfer, assign or charge any Property or grant any rights or easements over any Property or enter into any covenants affecting any Property or agree to do any of the foregoing;

5.2.5 incur any additional borrowings or incur any other indebtedness otherwise than in the ordinary and usual course of business;

5.2.6 save as required by law, make any amendment to the terms and conditions of employment (including, without limitation, remuneration, pension entitlements and other benefits) of any Senior Employee (other than minor increases which the Vendors shall notify to the Purchaser as soon as reasonably possible), provide or agree to provide any gratuitous payment or benefit to any such person or any of their dependants, or dismiss any Senior Employee or engage or appoint any additional Senior Employee;

5.2.7 introduce or provide any new pension arrangements in relation to any employees of the Group Companies;

5.2.8 discontinue or amend the Vendors' Schemes to any material extent or commence to wind them up or cause them to cease to admit new members or communicate to any employee any material plan, proposal or intention to amend, wind up, terminate or exercise any discretion in relation to the Vendors' Schemes;

5.2.9 pay any benefits under the Vendors' Schemes other than in accordance with the terms of the documents governing such schemes and not under any discretionary power;

5.2.10 acquire or agree to acquire or dispose of or agree to dispose of any material asset or enter into or amend any material contract or arrangement, in each case, involving consideration, expenditure or liabilities in excess of (pound)15,000, exclusive of VAT;

5.2.11 take steps to procure payment by any debtor generally in advance of the date on which book and other debts are usually payable in accordance with the standard terms of business of any Group Company or (if different) the period extended to any particular debtor in which to make payment;

5.2.12 delay making payment to any trade creditors generally beyond the date on which payment of the relevant trade debt should be paid in accordance with credit period authorised by the relevant creditors (or (if different) the period extended by creditors in which to make payment);

5.2.13 amend, to any material extent, any of the terms on which goods, facilities or services are supplied, such supplies being material in the context of the relevant Group Company except where required to do so in order to comply with any applicable legal or regulatory requirement;

5.2.14 enter into any guarantee, indemnity or other agreement to secure any obligation of a third party or create any Encumbrance over any of its assets or undertaking;

5.2.15 amend any insurance contract, fail to notify any insurance claim in accordance with the provisions of the relevant policy or settle any such claim below the amount claimed;

5.2.16 allot, issue, redeem or repurchase any share or loan capital (or option to subscribe for the same) of any Group Company;

5.2.17 acquire or agree to acquire any share, shares or other interest in any company, partnership or other venture;

5.2.18 declare, make or pay any dividend or other distribution to shareholders; or

5.2.19 make any change to its accounting practices or policies or amend its memorandum or articles of association.

Provided that the consent of the Purchaser will for the purposes of this clause have been deemed to have been given to any of the matters specified in Appendix C to the Disclosure Letter. Where practicable, the Vendors will procure that the relevant Group Company consults in advance with the individual responsible for the relevant area at the Purchaser before undertaking any such matters. The relevant individuals are:

       IT                                                   Phil Dale
       Commercial                                           Ian Carter
       Telecoms                                             Tani Dhamija
       Property                                             Shelli Whitfield
       Any other matter                                     Helen O'Byrne


5.3      Deferred Shares
         Prior to Completion:

         5.3.1 The Vendors shall procure the increase of the authorised share capital of the Company to by the creation of 4,209,750Deferred Shares, such Deferred Shares having the rights set out in the Articles of Association of the Company current at the date of this Agreement and shall procure the allotment to POH of 4,182,471 Deferred Shares issued as unpaid and to Jeremy Bridge of 27,279 Deferred Shares issued as unpaid.

         5.3.2 POH shall subscribe for 4,182,471 Deferred Shares and shall procure that on Completion they are fully paid.

         5.3.3 Jeremy Bridge shall subscribe for 27,279 Deferred Shares and shall procure that on Completion they are fully paid.

         5.3.4 The Vendors shall procure all necessary consents, returns or waivers and do all other acts or things as may be necessary to comply with the provisions of sub-clauses 5.3.1, 5.3.2 and 5.3.3.

         5.3.5 3i agrees to vote by written resolution in favour of the resolutions required to implement the preceding sub-clauses of this Clause 5.3.

6        Completion

6.1      Completion in Escrow

         6.1.1 As soon as practicable (and in any event within two Business
               Days) following satisfaction or waiver of the conditions set out in Clause 4.1 (other than the Placing Condition):

         (i) the Vendors shall procure that their obligations specified in paragraph 1 of Schedule 2 are fulfilled;

         (ii) the Purchaser shall procure that its obligations specified in paragraph 2 of Schedule 2 are fulfilled;

         (iii) 3i shall procure that its obligations specified in paragraph 3 of Schedule 2 are fulfilled.

         6.1.2 The documents which the Vendors and 3i are obliged to deliver or make available pursuant to Schedule 2 shall be undated and shall be held by the Purchaser's Solicitors in escrow, to be released to the Purchaser upon satisfaction of the Placing Condition.

         6.1.3 The document[s] which the Purchaser is obliged to deliver or make available pursuant to Schedule 2 shall be undated and shall be held by the Purchaser's Solicitors in escrow, to be released to the Vendors and 3i upon satisfaction of the Placing Condition.

         6.1.4 If the Placing Condition has not been satisfied or waived on the earlier of 17 February 2003 or within 24 hours of the documents being placed in escrow pursuant to Clauses 6.1.2 and 6.1.3 then any party may terminate this Agreement without prejudice to any rights, claims, remedy or relief of any other party.

6.2      Date and Place of Completion

         Completion shall take place at the offices of the Purchaser's Solicitors at 7 a.m. on 6 February 2003 or (if later) as soon as practicable following satisfaction or waiver of all the conditions set out in Clause 4.1.

6.3      Completion

         On Completion:

         6.3.1 the Purchaser shall pay such part of the consideration as falls to be paid in cash and procure payment of the proceeds of the placing of the Placing Shares in the manner specified in Clause
               3.2 and deliver definitive share certificates in respect of the Consideration Shares;

         6.3.2 the Vendors shall deliver or make available to the Purchaser the statutory books of the Group Companies; and

         6.3.3 the documents held in escrow pursuant to Clause 6.1 shall be released by the Purchaser's Solicitors to the parties entitled thereto, shall (where applicable) be dated as of Completion by the Purchaser's Solicitors and shall take effect forthwith.

6.4      Right to Terminate

         6.4.1 If the foregoing provisions of this Clause are not fully complied with by the Vendors and 3i or the Purchaser by or on the date set for Completion, the Purchaser, in the case of non-compliance by the Vendors or 3i, or POH on behalf of the Vendors and 3i, in the case of non-compliance by the Purchaser, shall be entitled (in addition to and without prejudice to all other rights or remedies available to the terminating party including the right to claim damages) by written notice to the other party/ies served on such date:

         (i) to effect Completion so far as practicable having regard to the defaults which have occurred; or

         (ii) to fix a new date for Completion (not being more than 20 Business Days after the agreed date for Completion) (the "Deferred Completion Date") in which case the foregoing provisions of this Clause 6.4 shall apply to Completion as so deferred but provided such deferral may only occur once.

         6.4.2 In the event that the foregoing provisions of this Clause are not fully complied with by the Vendors and 3i or the Purchaser by or on the Deferred Completion Date, or Completion so far as practicable having regard to the defaults which have occurred has not occurred by the Deferred Completion Date, the Purchaser, in the case of non-compliance by the Vendors or 3i, or POH on behalf of the Vendors and 3i, in the case of non-compliance by the Purchaser, shall be entitled (in addition to and without prejudice to all other rights or remedies available to the terminating party including the right to claim damages) by written notice to the other party/ies served on such date, to elect to terminate this Agreement (other than Clauses 1, 10, 11.1 to 11.8 and 11.11 to 11.17) without liability on the part of the terminating party or parties.

7        Warranties

7.1      Incorporation of Schedule 3

         7.1.1 Subject to Clause 7.1.3, the Warrantors jointly and severally warrant to the Purchaser and its successors in title in the terms set out in Schedule 3.

         7.1.2 Subject to Clause 7.1.3, each Vendor severally warrants to the Purchaser and its successors in title in the terms set out in paragraphs 1.2 and 1.4 of Schedule 3 in respect only of its capacity and title to the Shares to be sold by it.

         7.1.3 The Warranties are in each case subject only to:

         (i) any matter which is fairly and fully disclosed in the Disclosure Letter and any matter expressly provided for under the terms of this Agreement;

         (ii) any matter or thing hereafter done or omitted to be done pursuant to this Agreement or otherwise at the request in writing or with the approval in writing of the Purchaser; and

         (iii) any matter or thing which is known to the Purchaser at Completion.

         7.1.4 3i warrants to the Purchaser that it is entitled to sell and transfer to the Purchaser the full legal and beneficial ownership of the Shares set opposite its name in Part 2 of Schedule 1 on the terms of this Agreement without the consent of any third party.

7.2      Updating to Completion

         The Warrantors undertake (but without personal liability) to and with the Purchaser and its successors in title that if after the signing of this Agreement and before Completion to their personal knowledge (but without any obligation to make enquiries or investigations) any event shall occur or matter shall arise which results or may result in any of the Warranties being unfulfilled, untrue, misleading or incorrect in any material respect at Completion the Warrantors shall immediately notify the Purchaser in writing fully thereof prior to Completion. The Vendors (at their own cost) shall then make any investigation concerning the event or matter which the Purchaser may reasonably require.

7.3      Limitation of Liability

         The provisions of Schedule 4 shall apply.

7.4      Effect of Completion

         The Warranties and all other provisions of this Agreement and the Tax Deed of Covenant insofar as the same shall not have been performed at Completion shall not be extinguished or affected by Completion, or by any other event or matter whatsoever (including, without limitation, any satisfaction and/or waiver of any condition contained in Clause 4.1), except by a specific and duly authorised written waiver or release by the Purchaser.

7.5      Right of Set-Off

         In the event that the Purchaser has a claim against the Vendors or 3i and/or the Warrantors for any breach of this Agreement (or any agreement entered into pursuant to this Agreement) or pursuant to any indemnity hereunder or pursuant to the Tax Deed of Covenant, the Vendors, 3i and the Warrantors agree that the amount of that claim may only be set off against the defaulting party's proportion of the balance of (pound)3,000,000 to be paid on the day falling 12 months after Completion in accordance with Clause 3.1.1 (which shall otherwise be paid without deduction, set off, cross claim of whatsoever nature and of any amount) (i) in the event of fraud, (ii) to the extent that any of the Vendors or 3i have agreed any amount so due to the Purchaser and only to the extent of the amount due to such person who has so agreed, or (iii) the amount of such claim is due under the terms of a judgment of a Court in England against the person against whom such set-off is enforced and such judgment is not and could not be the subject of an appeal. This right of set-off shall not entitle the

         Purchaser to withhold from a Vendor any amount for which that Vendor is not personally liable.

7.6      Right of Termination

         If prior to Completion it shall be found that any of the Warranties was, when given, or will be or would be, at Completion (as if they had been given again at Completion) not complied with in any material respect or otherwise untrue or misleading in any material respect the Purchaser shall be entitled by notice in writing to the Vendors and 3i to terminate this Agreement (other than Clauses 1, 10, 11.1 to 11.8 and
         11.11 to 11.17), provided that if any breach of the Warranties is capable of remedy and within 48 hours of receiving notice of the breach is remedied by the Vendors so that the Group is in no materially worse position than it would have been had there been no breach, then the Purchaser shall not be entitled to terminate this Agreement. The termination of this Agreement pursuant to this Clause shall not give rise to any right to damages, compensation or other relief of whatsoever nature. If having become aware of such a breach of the Warranties or of any other matter disclosed pursuant to Clause 7.2, the Purchaser elects to proceed to Completion, the Purchaser shall be deemed to have waived any claim in respect of a breach of Warranties in respect of such matters.

7.7      Waiver

         Save in the case of fraud, the Vendors and the Warrantors severally undertake to the Purchaser not to make or pursue any claim against any Group Company or its respective officers, employees or agents in connection with assisting the Vendors and the Warrantors in giving the Warranties, preparing the Disclosure Letter and/or entering into this Agreement and the documents entered into pursuant to this Agreement.

8        Restrictions

8.1      Restrictions

         The Restricted Employees further severally undertake with the Purchaser and its successors in title as trustee for itself and the Group Companies that the Restricted Employees will not in any Relevant Capacity during the Restricted Period:

         8.1.1 directly or indirectly carry on within the United Kingdom or Australia any business (whether carried on under the names "Travelbag", "Bridge The World", "Adventures" or any names likely to be confused therewith or otherwise) which is of the same or similar type to the business as now carried on by any Group Company and which is or is likely to be in competition with the business of any Group Company as now carried on nor be concerned or interested in any such business; or

         8.1.2 induce or seek to induce any Senior Employee to become employed whether as employee, consultant or otherwise by any of the Vendors or the Warrantors or any subsidiary undertaking or fellow subsidiary undertaking or holding company of any Vendor or Warrantor whether or not such Senior Employee would thereby commit any breach of his contract of service.

8.2      Exceptions

         The restrictions in Clause 8.1 shall not operate to prohibit any of the Restricted Employees from:

         8.2.1 carrying on or being engaged in any business which is of the same or similar type to the business as now carried on by any Group Company after such time as the Purchaser ceases to carry on or be engaged in or economically interested in any such business;

         8.2.2 holding or being interested in up to 5 per cent of the outstanding issued share capital of a company listed on any recognised stock exchange

         8.2.3 fulfilling any obligation pursuant to this Agreement and any agreement to be entered in to pursuant to this Agreement;

         8.2.4 carrying on or being engaged or economically interested in a Permitted Activity.

8.3      Reasonableness of Restrictions

         Each of the Restricted Employees confirms that it has received independent legal advice relating to all the matters provided for in this Agreement, including the provisions of this Clause. The Restricted Employees agree that they consider that the restrictions contained in this Clause are no greater than is reasonable and necessary for the protection of the interest of the Purchaser but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

8.4      Interpretation

         The following terms shall have the following meanings respectively in this Clause 8:

         8.4.1 "Permitted Activity" means any business (not being part of the business of the Group Companies) which at the date of this Agreement the Restricted Employees carry on or are engaged in.

         8.4.2 "Relevant Capacity" means for its or his own account or for that of any person, firm or company (other than the Purchaser and the Group Companies) or in any other manner whether through the medium of any company controlled by it or him (for which purpose there shall be aggregated with its or his shareholding or ability to exercise control the shares held or control exercised by any person connected with the Restricted Employees) or as principal, partner, director, employee, consultant or agent.

         8.4.3 "Restricted Employee" means Peter Anthony Wade, Jeremy Bridge and Russell Webber.

         8.4.4 "Restricted Period" means two years commencing on Completion save that the period of one year only from Completion shall apply to Russell Webber in the event that he is dismissed from employment with the Group for any reason other than gross misconduct.

9        Pensions

         The Warrantors shall indemnify and keep indemnified the Purchaser (for itself and as agent and trustee for the Group Companies) on an after tax basis from and against all claims, awards, orders, damages, demands, fines, judgments, penalties, expenses, costs and liability whatsoever incurred before, on or after Completion by the Purchaser or the Group Companies in relation to the Bridge the World Travel Services Executive Scheme.

10       Whole Agreement and Remedies

10.1     Whole Agreement
         This Agreement contains the whole agreement between the parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement.

10.2     Acknowledgement
         The Purchaser acknowledges that it has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into it.

10.3     Remedies
         So far as permitted by law and except in the case of fraud, each party agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute).

10.4     Reasonableness of this Clause
         Each party to this Agreement agrees, having considered the terms of this Clause and the Agreement as a whole, that the provisions of this Clause are fair and reasonable.

10.5     Interpretation
         In Clauses 10.1 to 10.4 "this Agreement" includes the Disclosure Letter, the Confidentiality Agreement and all documents entered into pursuant to this Agreement or otherwise contemplated by the terms of this Agreement.

11       Other Provisions

11.1     Vendors' and Warrantors' Liability

         Except where provision is specifically made to the contrary, the liability of each of the Vendors and the Warrantors under or pursuant to any of the provisions of this Agreement shall be joint and several. Any liability to the Purchaser under this Agreement may in whole or in part be released, compounded or compromised or time or indulgence given by the Purchaser in its absolute discretion as regards any of the Vendors or the Warrantors under such liability without in any way prejudicing or affecting its rights against any other or others of the Vendors or the Warrantors under the same or a like liability whether joint and several or otherwise.

11.2     Announcements

         No announcement or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of the Vendors, 3i or the Purchaser without the prior written approval of the Vendors, 3i and the Purchaser. This shall not affect any announcement or circular required by law or any regulatory body or the rules of any recognised stock exchange but the party with an obligation to make an announcement or issue a circular shall consult with the other party/parties insofar as is reasonably practicable before complying with such an obligation.

11.3     Confidentiality

         11.3.1 The parties acknowledge that the Confidentiality Agreement shall cease to have any force or effect from Completion.

         11.3.2 Subject to Clause 11.3.4, each of the Vendors shall treat as confidential and not disclose or use any information which relates to:

         (i) the provisions of this Agreement and any agreement entered into pursuant to this Agreement;

         (ii) the negotiations relating to this Agreement (and such other agreements); or

         (iii) the Purchaser's business, financial or other affairs (including the business, financial or other affairs of the Group Companies and including, in each case, future plans and targets).

         11.3.3 Subject to Clause 11.3.4, the Purchaser shall treat as confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement)which relates to:

         (i) the provisions of this Agreement and any agreement entered into pursuant to this Agreement;

         (ii) the negotiations relating to this Agreement (and such other agreements); or

         (iii) any Vendor's business, financial or other affairs (including future plans and targets).

         11.3.4 Neither Clause 11.3.2 or 11.3.3 shall prohibit disclosure or use of any information if and to the extent:

          (i) the disclosure or use is required by law, any regulatory body or the rules and regulations of any recognised stock exchange;

         (ii) the disclosure or use is required to vest the full benefit of this Agreement in the Vendors or the Purchaser, as the case may be;

         (iii) the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is reasonably required to be made to a Taxation authority in connection with the Taxation affairs of the disclosing party;

         (iv) the disclosure is made to professional advisers of the Purchaser or the Vendors on terms that such professional advisers undertake to comply with the provisions of Clause 11.3.2 or 11.3.3 in respect of such information as if they were a party to this Agreement;

         (v) the information becomes publicly available (other than by breach of the Confidentiality Agreement or of this Agreement);

         (vi) the other party has given prior written approval to the disclosure or use;

         (vii) the information is independently developed after Completion,

         provided that prior to disclosure or use of any information pursuant to Clause 11.3.4(i), (ii), (iii) (except in the case of disclosure to a Taxation authority) or (iv), the party concerned shall promptly notify the other party of such requirement with a view to providing the other party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

11.4     Return of Documents etc

         11.4.1 If Completion does not take place, the Purchaser shall forthwith:

         (i) return all written information of or relating to the Vendors and each Group Company provided to the Purchaser or its advisers (the "Confidential Information") without keeping any copies thereof;

         (ii) destroy all information, analyses, compilations, notes, studies, memoranda or other documents derived from, containing or reflecting Confidential Information;

         (iii) so far as it is practicable to do so (but, in any event, without prejudice to the obligations of confidentiality contained in this Agreement, expunge any Confidential Information from any computer, word processor or other device.

         11.4.2 Notwithstanding Clause 11.4.1, the Purchaser may retain any Confidential Information contained or referred to in board minutes or in documents referred to therein and the Purchaser's advisers may keep one copy of any document in their possession for record purposes without prejudice to any duties of confidentiality in relation to such Confidential Information contained in this Agreement or the Confidentiality Agreement.

         11.4.3 Clause 11.4.1 shall not apply to any information available from public records or information acquired by the Purchaser otherwise than from the Vendors, any of the Group Companies and their respective employees, officers or agents.

11.5     Successors and Assigns

         The Vendors, 3i and the Warrantors agree that the benefit of every provision in this Agreement and the Tax Deed of Covenant is given to the Purchaser for itself and its successors in title and assigns. Accordingly, the Purchaser (and its successors and assigns) may, without the consent of the Vendors, 3i or the Warrantors, assign the benefit of all or any of the Vendors', 3i's and the Warrantors' obligations under this Agreement, and/or any benefit arising under or out of this Agreement and/or the Tax Deed of Covenant, provided that the assignee shall not be entitled to receive under this Clause any greater amount than that to which the Purchaser would have been entitled. 3i shall be entitled to assign the benefit and/or the burden of its rights under this Agreement to any other member of the 3i Group.

11.6     Third Party Rights

         A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement save in respect of Clauses 7.7 and 10.

11.7     Variation

         No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties to this Agreement.

11.8     Time of the Essence

         Time shall be of the essence of this Agreement both as regards any dates and periods mentioned and as regards any dates and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the parties.

11.9     Further Assurances

         11.9.1 At any time after the date of this Agreement the Vendors shall and shall use their reasonable endeavours to procure that any necessary third party shall at the Vendors' expense execute such documents and do such acts and things as the Purchaser may reasonably require for the purpose of giving to the Purchaser the full benefit of all the provisions of this Agreement.

         11.9.2 At any time after the date of this Agreement 3i shall procure that any necessary third party shall at 3i's expense execute such documents and do such acts and things as the Purchaser may reasonably require for the purpose of giving to the Purchaser the full benefit of 3i's proportion of the Shares.

11.10    Books and Records

         The Purchaser shall, and shall procure that the Group shall, retain for a reasonable period from Completion and allow the Vendors or the Vendors' representatives to have, reasonable access to (and, at the Vendors' expense, copies of) the books, records and documents of the Group to the extent they relate to the period prior to Completion and to the extent reasonably required by the Vendors to comply with any relevant law or regulations or in connection with the preparation and agreement of any accounting, tax or other records.

11.11    Costs

         The Vendors and 3i shall proportionately bear all costs incurred by them and the Group in connection with the preparation, negotiation and entry into of this Agreement, the Tax Deed of Covenant and the sale of the Shares. The Purchaser shall bear all such costs incurred by it. For the avoidance of doubt, the Company shall bear all costs incurred by it in respect of the audit of the Audited Accounts.

11.12    Interest

         If the Vendors or the Warrantors or the Purchaser default in the payment when due of any sum payable under this Agreement or the Tax Deed of Covenant (howsoever determined) the liability of the Vendors or the Warrantors or the Purchaser (as the case may be) shall be increased to include an amount equal to the interest which would accrue on a deposit of such sum bearing interest from the date when such payment is due until the date of actual payment (as well after as before judgment) at a rate per annum of 2 per cent above the base rate from time to time of Barclays Bank PLC, where such interest accrues from day to day and is compounded monthly.

11.13    Notices

         11.13.1 Any notice or other communication in connection with this Agreement or the Tax Deed of Covenant shall be in writing in English (a "Notice") and shall be sufficiently given or served if delivered or sent:

              in the case of 3i to:

               91 Waterloo Road
               London SE1 8XP

               Fax: 020 7928 0058

               Attention:

               Company Secretary


              in the case of the Vendors to:

               Moore Stephens Services S.A.M
               L'Estoril
               Block C
               31 Avenue Princess Grace
               MC 98000
               Monaco

               Fax: (377) 93 10 41 21

               Attention: Philip Evans Esq


              in the case of the Warrantors or the Covenantors to:

               Moore Stephens Services S.A.M
               L'Estoril
               Block C
               31 Avenue Princess Grace
               MC 98000
               Monaco

               Fax: (377) 93 10 41 21

               Attention: Philip Evans Esq




             in the case of the Purchaser to:

              25 Farringdon Street
              London EC4A 4AB

              Fax: 020 7489 2207

              Attention: Helen O'Byrne         Company Secretary


         or (in any of the above cases) to such other address or fax number in the United Kingdom as the relevant party may have notified to the other in accordance with this Clause.

         11.13.2 Any Notice may be delivered by hand or sent by fax or prepaid post (first class in the case of service in the United Kingdom and airmail in the case of international service). Without prejudice to the foregoing, any Notice shall conclusively be deemed to have been received on the next working day in the place to which it is sent, if sent by fax, or 48 hours from the time of posting (if sent by post to an address in the United Kingdom) or 96 hours from the time of posting (if sent by post to an address outside the United Kingdom), or at the time of delivery, if delivered by hand.

11.14    Invalidity

         If any term in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such term or part shall to that extent be deemed not to form part of this Agreement but the legality, validity or enforceability of the remainder of this Agreement shall not be affected.

11.15    Counterparts

         This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by signing any such counterpart.

11.16    Governing Law and Submission to Jurisdiction

         11.16.1 This Agreement and the documents to be entered into pursuant to it, shall be governed by and construed in accordance with English law.

         11.16.2 All the parties irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and the documents to be entered into pursuant to it and that accordingly any proceedings arising out of or in connection with this Agreement and such documents shall be brought in such courts. All the parties irrevocably submit to the jurisdiction of such courts and waive any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum. This Clause 11.16.2 is for the benefit of the Purchaser and shall not limit its right to take proceedings in any other court of competent jurisdiction.

11.17    Appointment of Process Agent

         11.17.1 Each of the Vendors hereby irrevocably appoints Philip Evans Esq of Moore Stephens, 8/12 Warwick Lane, London EC4P 4BN as its agent to accept service of process in England in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed valid service whether or not the process is forwarded to or received by the Vendors or the Warrantors.

         11.17.2 POH on behalf of the Vendors shall inform the Purchaser, in writing, of any change in the address of the process agent of the Vendors and the Warrantors within 28 days of such change.

         11.17.3 If such process agent ceases to be able to act as such or to have an address in England, each of the Vendors irrevocably agrees to appoint a new process agent in England acceptable to the Purchaser and to deliver to the Purchaser within 14 days a copy of a written acceptance of appointment by the new process agent.

         11.17.4 Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.

In witness whereof this Agreement has been duly executed as a deed.

SIGNED and DELIVERED by VALERIE KENDALL as the          /s/ Valerie Kendall
duly authorised attorney of
3i GROUP PLC in the presence of:

Julia Austin

46 The Avenue

Southampton




SIGNED and DELIVERED by                                 /s/ Russell Webber
RUSSELL WEBBER
as the duly authorised
attorney of DAVID BETSWORTH in the presence of:
Julia Austin

46 The Avenue

Southampton




SIGNED and DELIVERED by                                 /s/ Russell Webber
RUSSELL WEBBER in the presence of:
Julia Austin

46 The Avenue

Southampton




SIGNED and DELIVERED by                                 /s/ Russell Webber
Russell Webber as nominee for HOLLIE
WEBBER in the presence of:
Julia Austin

46 The Avenue

Southampton

SIGNED and DELIVERED by                                 /s/ Russell Webber
Russell Webber as nominee for
ALEXANDER WEBBER in the presence of:
Julia Austin

46 The Avenue

Southampton




SIGNED and DELIVERED by                                 /s/ Sean Kelly

SEAN KELLY as the
duly authorised attorney of
PORT OF HERCULES TRUSTEES LIMITED in the presence of:

Julia Austin

46 The Avenue

Southampton




SIGNED and DELIVERED by                                 /s/ Sean Kelly
SEAN KELLY as the duly
authorised attorney of PETER ANTHONY WADE in
the presence of:
Julia Austin

46 The Avenue

Southampton




SIGNED and DELIVERED by                                 /s/ Jeremy Bridge
JEREMY BRIDGE in the presence of:
Julia Austin

46 The Avenue

Southampton

SIGNED and DELIVERED by                                  /s/ Brian Barton
BRIAN BARTON in the presence of:
Julia Austin

46 The Avenue

Southampton




SIGNED and DELIVERED by                                  /s/ Brian Barton
BRIAN BARTON as the duly authorised
attorney of CAROLINE BARTON in the presence of:
Julia Austin

46 The Avenue

Southampton




SIGNED and DELIVERED by                                   /s/ Bruce Rose
BRUCE ROSE in the presence of:
Julia Austin

46 The Avenue

Southampton




SIGNED and DELIVERED by JEREMY BRIDGE as the              /s/ Jeremy Bridge
duly authorised
attorney of ANDREW MONK in the presence of:
Julia Austin

46 The Avenue

Southampton




SIGNED and DELIVERED by DINESH DHAMIJA and                /s/ Dinesh Dhamija
HELEN O'BYRNE on                                          /s/ Helen O'Byrne
behalf of
EBOOKERS PLC in
the presence of:
Helen Renea
One Silk Street
London









                                   Schedule 1


                                     Part 1
                    Particulars of Vendors, Shares Sold etc.


(1)                           (2)             (3)                          (4)               (5)               (6)              (7)
Names and Addresses of        Shares Sold     Cash Consideration    Placing Proceeds        Value of          Deferred Cash  Payment
Vendors                                       payable by                                    Consideration     Consideration  under
                                              Purchaser                                     Shares                         3.1.1(ii)
                                                                                                                            Clause

David Betsworth               278,454         (pound)119,954.07       (pound)473,787.60     (pound)186,408.24 (pound)46,602.06     -
Hambledon                     Ordinary Shares
8 Ettrick Road
Branksome Park
Poole
BH13 6LG

Russell Webber                1,191,408       (pound)494,100.01     (pound)2,665,233.59   (pound)159,515,23 (pound)199,394.03     -
Clarendon House               Ordinary Shares
King Lane
Over Wallop
Stockbridge
SO20 8JQ

Russell Webber as nominee        35,842        (pound)14,864.37        (pound)80,180.17       (pound)4,798.82 (pound)5,998.52     -
for Miss Hollie Webber        Ordinary Shares

Russell  Webber  as  nominee     35,842        (pound)14,864.37        (pound)80,180.17       (pound)4,798.82 (pound)5,998.52     -
for Master Alexander Webber   Ordinary Shares



Port of Hercules             10,988,748     (pound)2,483,888.14    (pound)26,053,587.78       - (pound)1,839,076.78 (pound)2,029,221
Trustees                       Ordinary
Limited                          Shares

c/o Havelot Trust Company
(BVI) Limited
Abbots Building
PO Box 3186
Road Town
Tortola
British Virgin Islands

Jeremy Bridge                 2,520,094     (pound)1,070,437.65     (pound)4,794,038.45  (pound)1,180,936.15(pound)421,762.91      -
15 Estelle Road         Ordinary Shares
Hampstead
London
NW3 2JX

Brian Barton                  916,398 B       (pound)376,367.19     (pound)2,172,718.47                -    (pound)153,368.36      -
17 Eghams Wood Road     Ordinary Shares
Beaconsfield
Buckinghamshire
HP9 1JU


Caroline Barton               190,916 B        (pound)78,409.73       (pound)452,649.09                 -    (pound)31,951.70      -
17 Eghams Wood Road     Ordinary Shares
Beaconsfield
Buckinghamshire
HP9 1JU

Bruce Rose                      190,916        (pound)82,243.93       (pound)324,842.29    (pound)127,806.80 (pound)31,951.70      -
19 Falcon Court         Ordinary Shares
Admiral Walk
Carlton Gate
Maida Vale
London

Andrew Monk                     184,425        (pound)79,447.70       (pound)313,797.89    (pound)123,461.47 (pound)30,865.37      -
35 Airedale Avenue      Ordinary Shares
Chiswick
London
W4 2NW

                                     Part 2
                                Particulars of 3i

3i Group plc                1,392,388 A       (pound)571,857.60     (pound)3,301,258.98                -    (pound)233,030.05      -
91 Waterloo Road         Ordinary Shares

London                        1,250,000
SE1 8XP               Preference Shares        (pound)1,252,876                       -                   -                 -      -




                                     Part 3
                           Particulars of the Company


Registered Number:                         03957361
Registered Office:                         5 Omega Park, Alton, Hampshire, GU34 2UP
Date and place of incorporation:           Incorporated in England on 22 March 2000
Directors:                                 Peter Anthony Wade
                                           Peter Richard Liney
                                           Jeremy Bridge
                                           Peter Hamilton Bradshaw

Secretary:                                 Peter Hamilton Bradshaw
VAT Number:                                787 42 9866
Tax District and Reference Number:         Winchester 773 71665 17980 A05
Accounting Reference Date:                 31 March
Auditors:                                  Ernst & Young LLP
Solicitors:                                Lamport Bassitt

Authorised Share Capital:                 (pound)19,175,431 divided into
                                           15,425,729
                                           ordinary Shares of (pound)1.00 each,

                                           1,392,388 A ordinary shares of(pound)
                                           1.00 each,

                                           1,107,314 B ordinary shares of
                                          (pound)1.00 each and

                                           1,250,000 Preference Shares of
                                          (pound)1.00 each

Issued and fully paid-up Share Capital:    (pound)19,175,431 divided into
                                           15,425,729 ordinary  Shares of(pound)
                                           1.00 each,

                                           1,392,388 A ordinary shares of(pound)
                                           1.00 each,

                                           1,107,314 B ordinary shares of
                                           (pound)1.00 each and

                                           1,250,000 Preference Shares of
                                           (pound)1.00 each

Loan Capital:                              Nil

                                     Part 4
                         Particulars of the Subsidiaries
                                  Travelbag PLC



Registered Number:                  01434872

Registered Office:                  5 Omega Park, Alton, Hampshire, GU34 2UP

Date and place of incorporation:    Incorporated in England on 4 July 1979
Directors:                          Peter Hamilton Bradshaw
                                    Nicola Dawn Clarke
                                    Peter Richard Liney
                                    Andrew Mills
                                    Julie Anne Tucker
                                    Peter Anthony Wade
                                    Russell Kevin Webber
Secretary:                          Peter Hamilton Bradshaw

VAT Number:                         329 769 995

Tax District and Reference Number:  Winchester 773 377 300 356 8A09

Accounting Reference Date:          31 March

Auditors:                           Ernst & Young LLP

Solicitors:                         Lamport Bassitt


Authorised Share Capital:           (pound)117,000 divided into 117,000 Ordinary
                                    Shares of (pound)1.00 each

Issued and fully paid-up Share
Capital:                           104,881.00 Ordinary Shares of(pound)1.00 each

Loan Capital:                              Nil




Shareholders                  Beneficial Owners            No. of Shares
Travelbag Holdings Limited                  -               104,881

                                                           ---------------------









                    Bridge the World Travel Services Limited

Registered Number:                  02332143

Registered Office:                  5 Omega Park, Alton, Hampshire, GU34 2UP

Date and place of incorporation:    Incorporated in England on 30 December 1988

Directors:                          Jeremy Bridge
                                    Bruce Hugh Rose

Secretary:                          Jeremy Bridge

VAT Number:                         329 769 995

Tax District and Reference Number:  Winchester 623 337 832 367 6A04

Accounting Reference Date:          31 March

Auditors:                           Ernst & Young LLP

Solicitors:                         Lamport Bassitt

Authorised Share Capital:           (pound)100,000 divided into 100,000 Ordinary
                                    Shares of (pound)1.00 each

Issued and fully paid-up Share
Capital:                            52,415 Ordinary Shares of(pound)1.00 each

Loan Capital:                       Nil




Shareholders                  Beneficial Owners            No. of Shares
Travelbag Holdings Limited                  -               52,415

                                                           ------------------

                         Travelbag Australia Pty Limited



Registered Number:                         090 912 664

Registered Office:                         351 Moorabool Street
                                           GEELONG VIC
                                           3220

Date and place of incorporation:           14/12/1999 & Victoria
Directors:                                 Andrew Bennett
                                           Peter Wade

Secretary:                                 Andrew Bennett

Australian Business Number:                24 090 912 664

Tax File Number:                           33 332 554

Accounting Reference Date:                 31 March


Authorised Share Capital:                  $2

Issued and fully paid-up Share Capital:    2 Ordinary Shares of $1 each

Shareholders                  Beneficial Owners            No. of Shares
Travelbag plc                               -              2

                                   Schedule 2

                             Completion Obligations

1        Vendors' Obligations

1.1      General
         The Vendors shall deliver or make available the following to the Purchaser's Solicitors to be held in escrow in accordance with Clause 6.1:

         1.1.1 transfers of the Shares duly executed by the registered holders in favour of the Purchaser or as it may direct accompanied by the relative share certificates (or an express indemnity in a form satisfactory to the Purchaser in the case of any certificate found to be missing);

         1.1.2 the written resignations of the secretaries of each Group Company from his office as secretary in the agreed terms to take effect on the date of Completion;

         1.1.3 such waivers or consents as the Purchaser may require signed by members of the Company to enable the Purchaser or its nominees to be registered as holders of the Shares;

         1.1.4 (for the Purchaser itself and as agent for the Company) the certificates of incorporation, corporate seals (if any), cheque books, statutory and other books of each Group Company (duly written up-to-date), the share certificates in respect of each of the Subsidiaries and transfers of all shares in the Subsidiaries held by nominees in favour of the Purchaser or as it may direct;

         1.1.5 the Tax Deed of Covenant duly executed by the Covenantors named in it;

         1.1.6 all the financial and accounting books and records of each Group Company and (for the Purchaser itself and as agent for the Company) all title deeds (subject to appropriate undertakings being given to Lloyds TSB Bank Plc) and other documentation relating to the Properties;

         1.1.7 (if the Purchaser so requires) irrevocable powers of attorney (in such form as the Purchaser may reasonably require) executed by each of the holders of the Shares in favour of the Purchaser to enable the Purchaser (pending registration of the relevant transfers) to exercise all voting and other rights attaching to the Shares and to appoint proxies for this purpose;

         1.1.8 evidence satisfactory to the Purchaser that the provisions of paragraph 6.2 of Schedule 3 ("Arrangements with Connected Persons etc.") have been or will be duly complied with prior to the date fixed for Completion insofar as they require certain matters to be dealt with prior to Completion;

         1.1.9 a duly executed assignment of the trade mark "LITTLE GEMS" to Bridge the World Travel Services Limited in the agreed terms;

         1.1.10 evidence satisfactory to the Purchaser that the provisions of Clause 5.3 have been complied with; and

         1.1.11 a letter from Mr Brian Taylor to Travelbag plc in relation to the domain name e-travelbag.co.uk in the agreed terms.

1.2      Board Resolutions of the Group Companies
         As soon as practicable following satisfaction or waiver of the conditions set out in Clause 4.1 (other than the Placing Condition) the Vendors shall also procure the passing of Board Resolutions of each Group Company, in each case subject to this Agreement becoming unconditional in all respects:

         1.2.1 (if so required by the Purchaser) revoking all existing authorities to bankers in respect of the operation of its bank accounts and giving authority in favour of such persons as the Purchaser may nominate to operate such accounts;

         1.2.2 accepting the resignations referred to in paragraph 1.1.2 of this Schedule and appointing Helen O'Byrne as the secretary of each of the Group Companies;

         1.2.3 approving the registration of the share transfers referred to in paragraph 1.1.1 of this Schedule subject only to their being duly stamped;

         1.2.4 changing its registered office in accordance with instructions given by the Purchaser;

         and shall deliver to the Purchaser's Solicitors duly certified copies of such Resolutions to be held in escrow pursuant to Clause 6.1.

1.3      3i's Obligations

         3i shall deliver or make available to the Purchaser's Solicitors to be held in escrow in accordance with Clause 6.1 a transfer of the Shares it holds in the Company duly executed on its behalf and accompanied by the relevant share certificates.

2        Purchaser's Resolutions

         As soon as practicable following satisfaction or waiver of the conditions set out in Clause 4.1 (other than the Placing Condition) and against compliance by the Vendors with the provisions of paragraphs 1.1 and 1.2 of this Schedule, the Purchaser shall deliver to the Purchaser's Solicitors, to be held in escrow in accordance with Clause 6.1, copies (certified by the secretary of the Purchaser to be true copies) of the resolution of the Purchaser referred to in Clause 4.1.1 and a resolution of the directors of the Purchaser (i) authorising the purchase of the Shares for the consideration and upon the terms set out in this Agreement and (ii) allotting and authorising the issue of the Consideration Shares pursuant to Clause 3.2, subject to the admission of the Consideration Shares to the Official List and the admission of the Consideration Shares to trading by the London Stock Exchange and such admissions becoming effective.

                                   Schedule 3

                         Warranties given under Clause 7

1        Authority and Capacity of the Vendors and the Warrantors

1.1      Incorporation

         The Group Companies are companies duly incorporated and validly existing under their respective laws of incorporation.

1.2      Authority to enter into this Agreement etc.
         Each of the Vendors and the Warrantors and, in the case of the Tax Deed of Covenant, each of the Covenantors, has the legal right and full power and authority to enter into and perform this Agreement and any other documents to be executed by the Vendors and the Warrantors pursuant to or in connection with this Agreement which when executed will constitute valid and binding obligations on each Vendor, Covenantor and Warrantor, in accordance with their respective terms.

1.3      No Breach
         The execution and delivery of, and the performance by the Vendors and the Warrantors, or in the case of the Tax Deed of Covenant the Covenantors, of their obligations under, this Agreement and the Tax Deed of Covenant and any other documents to be executed by the Vendors and the Warrantors pursuant to or in connection with this Agreement will not and are not likely to:

         1.3.1 result in a breach of any provision of the memorandum or articles of association or other relevant constitutional documents of any Vendor or Group Company; or

         1.3.2 so far as the Warrantors are aware result in a breach of or give any third party a right to terminate or modify, or result in the creation of any Encumbrance under, any agreement, licence or other instrument or result in a breach of any order, judgment or decree of any Court, governmental agency or regulatory body to which any of the Vendors or Group Companies is expressly a party or by which any of the Vendors or any of their respective assets or Group Companies is expressly bound.

1.4      The Shares

         The Vendors are entitled to sell and transfer to the Purchaser the full legal and beneficial ownership of the Shares set opposite their names in Part 1 of Schedule 1 on the terms of this Agreement without the consent of any third party. The Shares comprise the whole of the allotted and issued share capital of the Company, have been properly and validly allotted and issued and are each fully paid.

1.5      Pre-emption etc.

         No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, sale or transfer of any share or loan capital or any other security giving rise to a right over the capital of any Group Company under any option or other agreement (including conversion rights and rights of pre-emption) and there are no Encumbrances on the shares of any Group Company or any arrangements or obligations to create any Encumbrances.

2        Accuracy and Adequacy of Information Disclosed to the Purchaser

2.1      Disclosure Letter

         All information contained in Schedule 1 to in this Agreement and all factual information contained in paragraph 3 of the Disclosure Letter is true, complete and accurate in all material respects and not misleading. This Warranty shall not apply in relation to the contents of any documents referred to in the Disclosure Letter. To the extent that a disclosure in the Disclosure Letter has application to a Warranty which is qualified by reference to the awareness of the Warrantors, this Warranty shall be similarly qualified.

2.2      Documents

         The documents referred to in the list attached to the Disclosure Letter are true copies of the originals and none of such documents has been amended, modified or superseded in any material respect.

3        Accounts and Records

3.1      Latest Accounts

         The Audited Accounts have been prepared in accordance with applicable law and in accordance with accounting principles, standards and practices generally accepted at the date of this Agreement in the United Kingdom and, subject thereto, on a basis consistent with that adopted in preparing the audited accounts for the previous two financial periods so as to give a true and fair view of the assets, liabilities and state of affairs of each of the Group Companies and of the Group as a whole at the Balance Sheet Date and of the profits or losses for the period concerned and as at that date make (in accordance with the Companies Act 1985 and relevant accounting standards and practices):

         3.1.1 proper provision for actual liabilities;

         3.1.2 proper provision (or note in accordance with good accountancy practice) for all contingent liabilities; and

         3.1.3 provision reasonably regarded as adequate for all bad and doubtful debts.

3.2      Management Accounts

         The Management Accounts have been prepared in accordance with the accounting policies used in preparing the Audited Accounts applied on a consistent basis and have been prepared with due care.

3.3      Accounting and other Records

         The statutory books and books of account of each Group Company are up-to-date and maintained in accordance with all applicable legal requirements on a proper and consistent basis and so far as the Warrantors are aware contain complete and accurate records in all material respects of all matters required to be dealt with in such books and all such books and all other documents (including documents of title and copies of all subsisting agreements to which any Group Company is a party) which are the property of each Group Company or ought to be in its possession are in its possession (or under its control) and no notice or allegation that any is incorrect or should be rectified has been received. All documents and returns required by law to be filed by the Companies Act 1985 have been duly and correctly filed.

4        Changes since Balance Sheet Date

         Since the Balance Sheet Date as regards each Group Company:

         4.1.1 there has been no material adverse change in its financial or trading position;

         4.1.2 its business has been carried on in the ordinary and usual course, without any material interruption or alteration in its nature, scope or manner, other than those that affect businesses of a similar nature to that carried on by the Group and so as to maintain the same as a going concern;

         4.1.3 it has not entered into any transaction or assumed or incurred any liabilities (including contingent liabilities) or made any payment not provided for in the Audited Accounts otherwise than in the ordinary and usual course of carrying on its business;

         4.1.4 no dividend or other distribution has been declared, made or paid to its members except as provided for in the relevant balance sheet;

         4.1.5 no share or loan capital or any other security giving rise to a right over the capital has been allotted or issued or agreed to be allotted or issued;

         4.1.6 it has not redeemed or purchased or agreed to redeem or purchase any of its share capital;

         4.1.7 it has not made or received any surrender relating to group relief or any surrender of a tax refund;

         4.1.8 no insurance claims have been refused or settled below the amount claimed;

         4.1.9 no Group Company has made any gifts in excess of(pound)1,000 (whether by way of payment of sums of money or the transfer of assets) to any third party;

         4.1.10 no Group Company (other than in relation to other Group Companies) has given, or agreed to give, a guarantee, indemnity or other agreement to secure, or incurred financial or other obligations with respect to, another person's obligations;

         4.1.11 no Group Company has incurred any additional borrowings or other indebtedness otherwise than in the ordinary course of business;

         4.1.12 no bonuses relating to the sale of the Group or retention bonuses or any other bonuses to directors, officers or Senior Employees of any Group Company have been granted or made; and

         4.1.13 no Group Company has changed its accounting reference period.

5        Legal Matters

5.1      Compliance with Laws

         So far as the Warrantors are aware, each of the Group Companies has carried on and is carrying on its business and operations so that there have been no breaches of applicable laws, regulations and bye-laws in each country in which it is carried on and, so far as the Warrantors are aware, there have not been and are not any breaches by any Group Company of its constitutional documents and there has not been and no Group Company has been notified of any investigation or enquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or regulatory body outstanding or anticipated against any Group Company or any person for whose acts or defaults it may be vicariously liable, nor has any Group Company received any notice or other communication (official or otherwise) from any court, tribunal, arbitrator, governmental agency or regulatory body with respect to an alleged actual or potential violation and/or failure to comply with any such applicable law, regulation, bye-law or constitutional document, or requiring it to take or omit any action. So far as the Warrantors are aware, each Group Company has complied with all requirements of the Association of British Insurers relating to the sale by it of travel insurance policies.

5.2      CAA, ABTA and IATA

         5.2.1 CAA

                 Each Group Company which holds an ATOL is in compliance with the Schedule of Terms and Conditions included in its ATOL(s), with the result that, inter alia, such Group Company meets the qualifications to remain an ATOL holder. All documentary filings required to be made by any such Group Company by the CAA are up-to-date, complete and accurate.

         5.2.2 ABTA

                 Each Group Company which is an ABTA Member is in compliance with all relevant parts of the Articles of Association of ABTA, with the result that, inter alia, such Group Company meets the qualifications to remain an ABTA Member. So far as the Warrantors are aware, no reviews by the Membership Committee, Board of Directors or Appeal Board of ABTA regarding any such Group Company's membership are pending. So far as the Warrantors are aware, no alleged infringements of the Code of Conduct by any such Group Company are under investigation by the Secretariat or review by the Code of Conduct Committee or Appeal Board. All documentary filings required to be made by any such Group Company under the Articles of Association, and by ABTA, are up-to-date, complete and accurate.

         5.2.3 IATA

                 Each Group Company which is an IATA Accredited Agent is in compliance with all Passenger Agency Conference Resolutions applicable to Accredited Agents, with the result that, inter alia, it meets the qualifications to remain an IATA Accredited Agent. So far as the Warrantors are aware, no reviews by the Travel Agency Commissioner are pending in relation to any such Group Company. So far as the Warrantors are aware, no reviews by the Arbitration Board are pending in relation to decisions of the Travel Agency Commissioner in relation to any such Group Company. All documentary filings required by Passenger Agency Conference Resolutions, and IATA, in relation to any such Group Company are up-to-date, complete and accurate.

5.3      Litigation

         5.3.1 No Group Company (or any person for whose acts or defaults a Group Company may be vicariously liable) is involved whether as claimant or defendant or other party in any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration (other than as claimant in the collection of debts arising in the ordinary and usual course of its business none of which exceeds (pound)25,000) and (so far as the Warrantors are aware) no such claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration is pending or threatened by or against any Group Company (or any person for whose acts or defaults a Group Company may be vicariously liable).

         5.3.2 So far as the Warrantors are aware, there are no investigations, disciplinary proceedings or other circumstances likely to lead to any such claim or legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration.

5.4      Environmental, Health and Safety and Products Liability

         5.4.1 For the purposes of this paragraph 5.4:

         "Environment" means all or any of the following media (alone or in combination): air (including the air within buildings and the air within other natural or man-made structures whether above or below ground); water (including water under or within land or in drains or sewers); soil and land and any ecological systems and living organisms supported by these media;

         "Environmental Authority" means any legal person or body of persons (including any government department or government agency or court or tribunal) having jurisdiction to determine any matter arising under Environmental Law and/or relating to the Environment;

         "Environmental Law" means all applicable laws (including, for the avoidance of doubt, common law), statutes, regulations, statutory guidance notes and final and binding court and other tribunal decisions of any relevant jurisdiction in force in the relevant jurisdiction at Completion whose purpose is to protect, or prevent pollution of, the Environment or to regulate emissions, discharges, or releases of Hazardous Substances into the Environment, or to regulate the use, treatment, storage, burial, disposal, transport or handling of Hazardous Substances, and all bye-laws, codes, regulations, decrees or orders issued or promulgated or approved thereunder or in connection therewith to the extent that the same have force of law at Completion;

         "Environmental Permit" means any licence, approval, authorisation, permission, notification, waiver, order or exemption which is issued, granted or required under Environmental Law which is material to the operation of the business of the Group on or before Completion; and "Hazardous Substances" means any wastes, pollutants, contaminants and any other natural or artificial substance (whether in the form of a solid, liquid, gas or vapour) which is capable of causing harm or damage to the Environment or a nuisance to any person.

         5.4.2 So far as the Warrantors are aware, each Group Company is conducting, and has conducted, the business of the Group in compliance with Environmental Law.

         5.4.3 So far as the Warrantors are aware, all Environmental Permits:

         (i)  have been obtained;

         (ii) are in force; and

         (iii) have been complied with.

         5.4.4 No Group Company has received any written notice of any civil, criminal, regulatory or administrative action, claim, investigation or other proceeding or suit relating to Environmental Law or Environmental Permits.

         5.4.5 No Group Company has received written notice that either (i) an Environmental Authority is intending to revoke, suspend, vary or limit any Environmental Permits or (ii) any amendment to any Environmental Permit is required to enable the continued operation of the business of the Group.

5.5      Insolvency etc.

         5.5.1 No order has been made, petition presented, resolution passed or meeting convened for the winding up (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors and/or shareholders or other contributories) of any Group Company and there are no cases or proceedings under any applicable insolvency, reorganisation, or similar laws in any jurisdiction concerning any Group Company and no events have occurred which, under applicable laws, would justify any such cases or proceedings.

         5.5.2 No petition has been presented or other proceedings have been commenced for an administration order to be made (or any other order to be made by which during the period it is in force, the affairs, business and assets of the company concerned are managed by a person appointed for the purpose by a Court, governmental agency or similar body) in relation to any Group Company, nor has any such order been made.

         5.5.3 No receiver (including an administrative receiver), liquidator, trustee, administrator, custodian or similar official has been appointed in any jurisdiction in respect of the whole or any part of the business or assets of any Group Company and no step has been taken for or with a view to the appointment of such a person.

         5.5.4 No Group Company or Warrantor is insolvent or unable to pay its or his debts as they fall due.

5.6      Data Protection

         5.6.1 So far as the Warrantors are aware, each Group Company has complied in the last three years with applicable requirements (including notification requirements) of the Data Protection Act 1998.

         5.6.2 No notice alleging non-compliance with the Data Protection Act 1998 (including any enforcement notice, deregistration notice or transfer prohibition notice) has been received by any of the Group Companies from the Office of the Information Commissioner.

         5.6.3 No undertaking has been made by any Group Company to the Office of the Information Commissioner.

         5.6.4 No correspondence, dispute, enquiry or Information Notice has been made or audit undertaken or, so far as the Warrantors are aware, proposed by the Office of the Information Commissioner in relation to a Group Company.

         5.6.5 Where required by the Data Protection Act 1998, each Group Company has, so far as the Warrantors are aware, obtained valid consents for activities requiring the processing of personal data (including direct marketing activities).

         5.6.6 No Group Company has any outstanding subject access requests or outstanding court orders in respect of the rectification or erasure of personal data.

         5.6.7 No Group Company has been involved in a dispute with an individual (including any written claim for compensation) and no compensation or other form of remedial action has been taken in respect of any infringement or allegation of any infringement of applicable Data Protection Act 1998 in the previous three years.

         5.6.8 No Group Company has conducted any interception, monitoring or recording of any communications on any network under its control in breach of the Data Protection Act 1998 within the last three years.

6        Trading and Contractual Arrangements

6.1      Capital Commitments

         There are no material capital commitments entered into or proposed by any of the Group Companies. For these purposes, a material capital commitment is one involving capital expenditure of over (pound)25,000, exclusive of VAT.

6.2      Arrangements with Connected Persons etc.

         6.2.1 There is no indebtedness (actual or contingent) exceeding in each case (pound)25,000 and arising other than in the ordinary course of business nor any indemnity, guarantee or security arrangement between any Group Company or Vendor or any current or former employee, current or former director or any current or former consultant of any Group Company or any person connected with any of such persons.

         6.2.2 With the exception of matters relating to terms of employment and remuneration in each case entered into in the ordinary course of business of the relevant Group Company, no Group Company is or has been party to any contract, arrangement or understanding with
               (i) any current or former employee, current or former director or any current or former consultant of any Group Company or any person connected with any of such persons, or (ii) in which current or former employee, current or former director or any current or former consultant of any Group Company or any person connected with any of such persons is interested (whether directly or indirectly).

         6.2.3 There are no existing contracts or arrangements between or involving any Group Company and any of the Vendors and/or any director of any Group Company and/or any person connected with any of them.

6.3      Contracts

         6.3.1 No Group Company is, or has been, party to any contract of a value which has material consequences in terms of expenditure or revenue expectations which:

               (i)  is not wholly on an arm's length basis;

               (ii) is of a long-term nature (that is, unlikely to have been fully performed in accordance with its terms more than six months after the date it was entered into or undertaken or incapable of termination by the relevant Group Company on six months' notice or less);

               (iii) cannot readily be fulfilled or performed on time without abnormal expenditure of money or effort;

               (iv) involves, or is likely to involve, the supply of goods or services, the aggregate sales value of which (exclusive of VAT) will be more than 10 per cent of turnover of the business of the Group (exclusive of VAT) for the preceding financial year.

         6.3.2 None of the Group Companies:

               (i) is or has been party to any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement or any agreement or arrangement which materially restricts its freedom to carry on its business in any part of the world in such manner as it thinks fit; or

               (ii) is, or has agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association (other than a recognised trade association).

6.4      Compliance with Agreements

         All material contracts, leases, tenancies, licences, concessions and agreements to which any of the Group Companies is a party are, so far as the Warrantors are aware, valid, binding and enforceable obligations of the parties thereto and, so far as the Warrantors are aware, the terms thereof have been complied with by the relevant Group Company and by all the other parties thereto and there are, so far as the Warrantors are aware, no grounds for rescission, avoidance or repudiation of any material contracts, leases, tenancies, licences, concessions or agreements and, so far as the Warrantors are aware, no notice of termination or of intention to terminate has been received in respect of any thereof.

6.5      Anti-Trust

         So far as the Warrantors are aware, no Group Company is a party to any agreement, arrangement or concerted practice or is carrying on any practice which in whole or in part contravenes or is invalidated by any anti-trust, fair trading, consumer protection or similar legislation in any jurisdiction or in respect of which any filing, registration or notification is required or is advisable pursuant to such legislation (whether or not the same has in fact been made).

6.6      Guarantees etc.

         Save as disclosed in the Audited Accounts, there is not outstanding any guarantee, bond, indemnity or suretyship given by or for the benefit of any Group Company.

7        Employees etc.

7.1      Employees and Terms of Employment

         7.1.1 There were no employees employed in the Group Companies as at 13 January 2003 other than those whose details are set out in the Disclosure Letter.

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

         7.1.2 There is not in existence any contract of employment with any director or employee of any Group Company, nor any consultancy agreements with any Group Company, which cannot be terminated by three months' notice or less (or by payment in lieu of notice for three months or less) without giving rise to any claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal or otherwise under the Employment Rights Act 1996).

         7.1.3 The Disclosure Letter contains full details, in relation to each Group Company, of:

          (i) the total number of employees as at 13 January 2003 (including those who are on maternity or paternity leave or absent on the grounds of disability or other long-term leave of absence, and have or may have a statutory or contractual right to return to work in a Group Company);

          (ii) the name, date of commencement of employment, period of continuous employment, location, salary and other contractual or non-contractual benefits of each Senior Employee;

          (iii) where any employee has been or is continuously absent from work for a period in excess of one month within the last six months, the reason for the absence and the likely length of any such absence;

          (iv) the terms of the contract of employment of each Senior Employee; and

          (v)  the terms of all consultancy agreements.

         7.1.4 There are no proposals to terminate the employment or consultancy of any Senior Employees or consultants of any Group Company or to vary or amend their terms of employment or consultancy (whether to their detriment or benefit).

         7.1.5 There are no terms of employment for employees at any Group Company or consultancy agreements with any Group Company or terms of appointment for directors of any Group Company which provide that a change in control of any Group Company (however change in control may be defined in the said document, if at all) shall entitle the said employee, consultant or director to treat the change in control as amounting to a breach of the contract or entitling him to any payment or benefit whatsoever or entitling him to treat himself as redundant or dismissed or released from any obligation.

         7.1.6 Neither of the Companies has given or received notice of the termination of employment of any Senior Employee who will be employed at Completion.

7.2      Payments on Termination

         Since the Balance Sheet Date:

         7.2.1 no liability has been or may be incurred by any Group Company in relation to the employment, previous employment, or termination of employment of any employee or former employee of any Group Company or consultancy with any employee or consultant including, without limitation, redundancy payments, protective awards, compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee and there are no facts or circumstances so far as the Warrantors are aware which can be reasonably expected to incur any such liability;

         7.2.2 no Group Company has made or agreed to make any payment or provided or agreed to provide any benefit to any employee or former employee of any Group Company or any dependant of any such employee or former employee or to any consultant or former consultant in connection with the proposed termination or suspension of employment or variation of any contract of employment of any such employee or former employee or consultancy agreement of any consultant or former consultant; and

         7.2.3 there are no amounts (including without limitation) amounts in respect of holiday pay, bonus, commission, salary accrued and payable in respect of past service owing or promised to any present or former directors or employees of any Group Company other than salary accrued are not payable or for reimbursement of expenses.

7.3      Trade Disputes

         No Group Company is involved in, and, so far as the Warrantors are aware, there are no circumstances likely to give rise to, any industrial or trade dispute or any dispute or negotiation regarding a claim of material importance with any trade unions, works council, staff association or other similar organisation or other body (in any such case whether or not recognised by any of the Group Companies for collective bargaining or other negotiating purposes) representing any of the employees.

7.4      Incentive Schemes

         7.4.1 The Vendors have provided to the Purchaser copies of the rules and other documentation relating to all share incentive, share option, profit sharing, bonus or other incentive arrangements for or affecting any employees or other workers or former employees or other former workers of any of the Group Companies, together with full details of all awards and options granted and the total potential liability in respect of such awards and options.

         7.4.2 No Group Company is or may become liable for any National Insurance contributions arising out of the grant, exercise or release of such awards and options which are not fully provided for in the Audited Accounts.

         7.4.3 In respect of all share incentive, share option, profit sharing, bonus or other incentive arrangements for or affecting any employees or other workers or former employees or other former workers of any of the Group Companies, the Vendors have properly complied with all requirements in relation to PAYE and National Insurance contributions including making such deductions as are required by law from all payments made or deemed to be or treated as made by it or on its behalf and by duly accounting to the Inland Revenue for all sums so deducted and for all other amounts for which it is required to account under the PAYE and National Insurance contributions systems.

         7.4.4 There are no share incentive, share option, profit sharing, bonus or other incentive arrangements in existence in relation to the Group except for those disclosed under paragraph 7.4.1 above.

         7.4.5 The options granted to James Bell and Bruce Rose over shares in Bridge the World Travel Services Limited have lapsed.

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

7.5      Pensions

         7.5.1 The Vendors' Schemes are the only schemes to which the Group Companies make or could become liable to make payments for providing retirement, death, disability or life assurance benefits. No proposal has been announced to establish any other scheme for providing any such benefits and the Group Companies do not provide and have not promised to provide any such benefits except under the Vendors' Schemes.

         7.5.2 The Vendors' Schemes are exempt approved schemes within the meaning of Chapter I or Chapter IV (as appropriate) of Part XIV of the Income and Corporation Taxes Act 1988. Members of the Vendors' Schemes are not contracted-out of the State Earnings Related Pension Scheme. The Vendors' Schemes comply with, and have been managed in accordance with all applicable laws, regulations and requirements.

         7.5.3

                 There are attached to the Disclosure Letter full details of all benefits and contributions payable under the Vendors' Schemes. No power to increase those benefits or to provide different benefits has been exercised, and there are no circumstances in which there is a practice of exercising such a power under the Vendors' Schemes. In particular, the Group Companies have never undertaken and there is no obligation under the Vendors' Schemes to provide a minimum level of benefits or any defined level of benefits in respect of any person.

         7.5.4 The membership data relating to the Vendors' Schemes has been supplied to the Purchaser and is complete and accurate.

         7.5.5 The Vendors have notified the Purchaser in the Disclosure Letter of the rate at which contributions to the Vendors' Scheme are being paid and the basis on which they are calculated, and whether they are paid in advance or in arrear. All amounts due to the Vendors' Schemes have been paid. There is no obligation on the Group Companies to contribute to the Bridge the World Travel Services Executive Pension Scheme.

         7.5.6 There are attached to the Disclosure Letter copies of:

               (i)  the two latest funding reports of the Vendors' Schemes;

               (ii) the two latest annual reports and accounts of the Vendors'
                    Schemes;

               (iii) all reports relating to the investment of the assets of the
                    Vendors' Schemes during the last year and a list showing each asset of the Vendors' Schemes and its market value as at a date no earlier than one month before the date of this Agreement;

               (iv) all agreements with any person for the provision of services relating to the Vendors' Schemes;

               (v)  all insurance contracts relating to the Vendors' Schemes;

         7.5.7 The lump sum death in service benefits promised under the Vendors' Schemes are fully insured and the Vendors know of no reason why an insurer would seek to void the insurance policies.

         7.5.8 The Group Companies have complied with Section 3 of the Welfare Reform and Pensions Act 1999 (the "WRPA") and in particular without limitation have:

               (i) designated a stakeholder pension scheme the scheme for the purposes of that section;

               (ii) (conducted all requisite prior consultations with the relevant employees and any organisations representing them;

               (iii) supplied the relevant employees with all information referred to in Section 3(3) of the WRPA; and

               (iv) complied with Section 3(5) of the WRPA and the regulations therein referred to and all other requirements in respect of deductions and payment of contributions by the relevant employees from their remuneration.

         7.5.9 The Bridge the World Travel Services Limited Executive Pension Scheme is and has always been operated in accordance with The Retirement Benefits Schemes (Restriction on Discretion to Approve) (Small Self-Administered Schemes) Regulations 1991. Within the investments of The Bridge the World Travel Services Limited Executive Pension Scheme, there are no assets which are loans to or from any Group Company, shares in any Group Company or property which is occupied by any Group Company.

         7.5.10 No assets have been withdrawn from the Vendors' Schemes (except to pay benefits) since the effective date of the list of assets referred to in paragraph 7.5.6(iii).

         7.5.11 The Self Invested Personal Pensions in respect of Jeremy
               Bridge, Brian Barton and Bruce Rose (the "SIPPS") do not hold any investments relating to the Group Companies (including but not limited to interests in property). There is no and never has been any obligation on the Group Companies to contribute to the SIPPS.

         7.5.12 All taxes and expenses relating to the Vendors' Schemes have been paid and no services have been rendered or requested which have not been paid for.

         7.5.13 There is no dispute about the benefits payable under the Vendors' Schemes, no claim by or against the trustees of the Vendors' Schemes or any of the participating employees has been made or threatened, and there are no circumstances which might give rise to any such dispute or claim. There is currently no ongoing correspondence with the Occupational Pensions Regulatory Authority ("OPRA") on any matter which under the Pensions Act 1995, OPRA would have the power to invoke either Section 3 or
               Section 10 of such Act applying to the Trustees of the Vendors' Schemes or an employer participating in them.

8        Taxation Matters

8.1      Returns, Information and Clearances

         8.1.1 All returns, computations, notices and information which are or have been required to be made or given by each Group Company for any Taxation purpose (i) have been made or given within the requisite periods and on a proper basis and are up-to-date and correct and (ii) none of them is, or, so far as the Warrantors are aware, is likely to be, the subject of any dispute with the Inland Revenue or other Taxation authorities.

         8.1.2 Each Group Company is in possession of sufficient information to enable it to compute its liability to Taxation insofar as it depends on any Transaction occurring on or before Completion.

8.2      Taxation Claims, Liabilities and Reliefs

         8.2.1 So far as the Warrantors are aware (for the purposes of this Clause 8.2.1 the Warrantors shall not be required to make any enquiries from any other person and Clause 1.3 of the Agreement shall not apply to this Clause 8.2.1), no relief (whether by way of deduction, reduction, set-off, exemption, postponement, roll-over, hold-over, repayment or allowance or otherwise) from, against or in respect of any Taxation has been claimed and/or given to any Group Company which could or might be effectively withdrawn, postponed, restricted, clawed back or otherwise lost as a result of any act, omission, event or circumstance arising or occurring at or at any time after Completion within the ordinary course of business.

         8.2.2 There are set out in the Disclosure Letter, with express reference to this paragraph, full particulars of any arrangements ("Group Payment Arrangements") entered into between any Group Company and the Inland Revenue pursuant to Section 36 Finance Act 1998.

         8.2.3 Each Group Company has duly paid all instalments of corporation tax due and payable prior to Completion within the appropriate time limits. The calculation of the total liability of a Group Company for a relevant accounting period starting prior to Completion in accordance with the provisions of the Corporation Tax (Instalment Payments) Regulations 1998 (the "CT Regulations") was made on the basis of information that was complete and accurate in all material respects at the time that such liability was required to be calculated for the purposes of the CT Regulations.

               So far as the Warrantors are aware, nothing has been done which may cause Paragraph 14 of the CT Regulations (anti-avoidance provision) to apply in relation to a Group Company.

         8.2.4 No Group Company has taken any action which has had, or, so far as the Warrantors are aware, will have, the result of altering, prejudicing or in any way disturbing any arrangement or agreement which it has previously had with the Inland Revenue or HM Customs and Excise or other Taxation Authorities.

         8.2.5 There are set out in the Disclosure Letter, with express reference to this paragraph, full particulars of any agreement, arrangement or election between any Group Company and the Inland Revenue as a result of which the relevant Group Company has failed to comply with its statutory obligations.

8.3      Company Residence

         Each Group Company other than Travelbag (Australia) Pty Ltd has been resident for tax purposes in the United Kingdom and nowhere else at all times since its incorporation and will be so resident at Completion. Travelbag (Australia) Pty Ltd has been resident for tax purposes in a state within the Commonwealth of Australia and nowhere else at all times since its incorporation and will be so resident at Completion.

8.4      Replacement of Business Assets

         No claim has been made under Section 152, 153, 154 or 175 TCGA or any other section which would affect the amount of any gain accruing or being treated as accruing on a disposal of an asset of any Group Company.

8.5      Base Values and Costs of Acquisition

         So far as the Warrantors are aware, if each of the assets (other than trading stock) or the plant and machinery taken as a whole of each Group Company was disposed of for a consideration equal to the book value of that asset or, as appropriate, plant and machinery in, or adopted for the purposes of the Audited Accounts, no liability to corporation tax on chargeable gains or balancing charge under the Capital Allowances Act 2001 not fully provided for in the Audited Accounts would arise; and, for the purpose of determining corporation tax on chargeable gains, there shall be disregarded any relief and allowances available to the Group Company concerned other than amounts falling to be deducted under Section 38 TCGA.

8.6      PAYE and National Insurance

         Each Group Company has operated the PAYE and National Insurance contributions systems by making such deductions as are required by law from all payments made or deemed to be or treated as made by it or on its behalf, and by duly accounting to the Inland Revenue for all sums so deducted and for all other amounts for which it is required to account under the PAYE and National Insurance contributions systems.

8.7      Depreciatory Transactions and Value Shifting

         No asset owned by any Group Company has at any time since its acquisition by that or any other Group Company or any company which has at any time been a member of a group (as defined from time to time for any Taxation purpose) of which the Group Company has at any time been a member been subjected to a reduction in value such that any allowable loss arising on its disposal is likely to be reduced or eliminated or that chargeable gain arising on its disposal is likely to be increased.

8.8      Value Added Tax ("VAT")

         8.8.1 Since the Balance Sheet Date each Group Company has complied with all statutory requirements, orders, provisions, directions or conditions relating to value added tax and all other sales or turnover taxes in any relevant jurisdiction, including (for the avoidance of doubt) the terms of any agreement reached with the Commissioners of HM Customs & Excise.

         8.8.2 There are set out in the Disclosure Letter, with express reference to this paragraph, particulars of:

               (i) any land in which a Group Company has an interest and in relation to which an election has so far as the Warrantors are aware been made to waive exemption from VAT pursuant to the provisions of Schedule 10 Value Added Tax Act 1994; and

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               (ii) any buildings or civil engineering works owned by any Group
                    Company and completed for the purposes of Group 1, Schedule 9 Value Added Tax Act 1994 within the last three years.

         8.8.3 Each Group Company has not at any time been a member of a Group Registration made pursuant to Sections 43 to 43C Value Added Tax Act 1994 (other than a group registration all of the other members of which were Group Companies).

         8.9  Surrenderable Relief

         8.9.1 No Group Company is liable (other than to any other Group Company) to repay in whole or in part any payment for a Surrenderable Relief received pursuant to any agreement entered into on or before Completion.

         8.9.2 Each Group Company has received all payments (other than payments due from another Group Company) for the surrender of a Surrenderable Relief to the extent that such payment was taken into account as an asset in the Audited Accounts.

         For the purposes of this paragraph, "Surrenderable Relief" means any
         (i) group relief pursuant to Sections 402-413 TA, (ii) advance corporation tax surrenderable under Section 240 TA, (iii) tax refund surrenderable pursuant to Section 102 Finance Act 1989 (as amended by regulations), (iv) relievable tax surrenderable pursuant to regulations made under Section 806H TA, (v) utilisation of losses pursuant to an election under Section 171A TCGA, and (vi) any other Relief (as defined in the Tax Deed of Covenant) surrenderable between members of a group for Taxation purposes under equivalent or similar legislation in any jurisdiction other than the United Kingdom.

9        Assets (other than the Properties and Intellectual Property)

9.1      Ownership of the Group Companies

         The Company, or (where specified) a Group Company, is the sole beneficial owner of all the issued or allotted shares of the Subsidiaries listed in Part 4 of Schedule 1 free from all Encumbrances and all such shares are fully paid or credited as fully paid.

9.2      Subsidiaries, Associates and Branches

         No Group Company:

         9.2.1 is the holder or beneficial owner of, or has agreed to acquire, any share or loan capital of any other company (whether incorporated in the United Kingdom or elsewhere) other than the Subsidiaries set out in Part 4 of Schedule 1;

         9.2.2 has any branch, division, establishment or operations outside the jurisdiction in which it is incorporated; or

         9.2.3 has or has had any associate (that is to say, an entity which falls to be treated as such for the purposes of FRS 9).

9.3      Title to Assets

         9.3.1 All material assets (other than the Properties and Intellectual Property) of each Group Company, including all debts due to each Group Company which are included in the Audited Accounts or at the Balance Sheet Date used or held for the purposes of its business, were at the Balance Sheet Date the absolute property of

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               such Group Company and (save for those subsequently disposed of or realised or applied in the ordinary and usual course of business) all such assets and all assets and debts which have subsequently been acquired or arisen are the absolute property of such Group Company and none is the subject of any assignment or Encumbrance (excepting only liens arising by operation of law in the normal course of trading) or the subject of any factoring arrangement, hire purchase, conditional sale or credit sale agreement.

         9.3.2 All such assets are, where capable of possession, in the possession of or under the control of the relevant Group Company or the relevant Group Company is entitled to take possession or control of such asset, and such assets are situated in the United Kingdom.

9.4      Insurance

         9.4.1 A list of all insurance policies held by any Group Company or any insurance policies in which they are interested and any outstanding claims under such policies is contained in the Document Index.

         9.4.2 All the assets of each of the Group Companies which are capable of being insured are insured to the full replacement value thereof against fire and other risks normally insured against by companies carrying on similar businesses or owning assets of a similar nature.

               In respect of all such insurances:

               (i) all premiums and any related insurance premium taxes have been duly paid to date;

               (ii) all the policies are in full force and effect and, so far as the Warrantors are aware, no act, omission, misrepresentation or non-disclosure by or on behalf of any Group Company has occurred which makes any of these policies voidable, nor, so far as the Warrantors are aware, have any circumstances arisen which would render any of these policies void or unenforceable for illegality or otherwise, nor, so far as the Warrantors are aware, has there been any breach of the terms, conditions and warranties of any of the policies that would entitle insurers to decline to pay all or any part of any claim made under the policies;

               (iii) there are no special or unusual limits, terms, exclusions or restrictions in any of the policies and no circumstances exist which are likely to give rise to any increase in premiums;

               (iv) details of all claims made for more than(pound)10,000 during the past three years are contained in the Disclosure Letter; and

               (v) no claim is outstanding and no circumstances exist which are likely to give rise to any claim.

9.5      Plant and Machinery etc.

         The plant, machinery, vehicles and all other equipment owned or used in connection with the business of each Group Company excluding the Information Technology:

         9.5.1 are in a satisfactory state of repair and condition and reasonable working order having regard to their age and use; and

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         9.5.2 have been regularly and properly maintained where such maintenance is usually required.

10       Intellectual Property and Information Technology

10.1     Definitions

         For the purposes of this Warranty 10:

         10.1.1 "Business IP" means all rights and interest owned by the Group Companies (whether as owner, licensee or otherwise) in Intellectual Property which at or before Completion is used in the business of the Group Companies;

         10.1.2 "Date Compliant" means that neither performance nor functionality is or will be affected by dates prior to, during, or after the year 2000 and in particular (but without limitation):

               (i) no value for current date causes or will cause any interruption in operation;

               (ii) date-based functionality behaves and will behave
                    consistently for dates prior to, during and after the year 2000;

               (iii) in all interfaces and data storage, the century in any date is and will be specified either explicitly or by unambiguous algorithms or inferencing rules; and

               (iv) any leap year will be recognised as a leap year.

10.2     Ownership etc.

         All Intellectual Property (whether registered or not) and all pending applications therefor which have been, are, or are capable of being used in or in relation to or which are essential for the carrying on of the business of each Group Company in and to the extent that it is presently conducted, are (or, where appropriate in the case of pending applications, will be):

         10.2.1 legally and beneficially owned by a Group Company or lawfully used with the consent of the owner under a licence;

         10.2.2 so far as the Warrantors are aware, valid and enforceable;

         10.2.3 so far as the Warrantors are aware, not being infringed or attacked or opposed by any person;

         10.2.4 so far as the Warrantors are aware, not subject to any Encumbrance or any licence or authority in favour of another;

         10.2.5 in the case of rights in such Intellectual Property as are registered or the subject of applications for registration, listed and briefly described in Part 1.1 of Schedule 6 and all renewal fees which are due and steps which are required for their maintenance and protection have been paid and taken; and

         10.2.6 in the case of unregistered trade marks which are likely to be material to any Group Company, listed and briefly described in
               Part 1.2 of Schedule 6,

         and so far as the Warrantors are aware no claims have been made and so far as the Warrantors are aware no applications are pending (other than as listed in Part 1.1 of Schedule 6), which if pursued or granted might be material to the truth and accuracy of any of the above.

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

10.3     Non-infringement

         So far as the Warrantors are aware the processes employed and the products and services dealt in by each Group Company both now and at any time within the last two years do and did not use, embody or infringe any rights or interests of third parties in Intellectual Property (other than those belonging to or licensed to the Group Companies) and no claims of infringement of any such rights or interests have been made by any third party.

10.4     Licences

         The several licences and agreements (including all amendments, novations, supplements or replacements to those licences and agreements) which are contained in Volumes 3B and 4B as set out in the index attached to the Disclosure Letter, are in full force and effect, no notice having been given on either side to terminate them; so far as the Warrantors are aware, the obligations of all parties have been fully complied with; and so far as the Warrantors are aware, no disputes have arisen or are foreseeable in respect thereof; and where such licences are of such a nature that they could be registered with the appropriate authorities and where such registration would have the effect of strengthening the Group Company's rights they have been so registered.

10.5     Know-how

         So far as the Warrantors are aware, there has been and is no misuse of Know-how by any Group Company and the Vendors and the Warrantors have not made any disclosure of Know-how to any person other than the Purchaser except properly and in the ordinary and usual course of business and on the basis that such disclosure is to be treated as being of a confidential character.

10.6     No assertion of moral rights

         So far as the Warrantors are aware, no moral rights have been asserted or are likely to be asserted which would affect the use of any of the Intellectual Property in the business of any Group Company.

10.7     Sufficiency of Business IP

         The Business IP comprises all the rights and interests in Intellectual Property essential for the carrying on of the business of each Group Company in and to the extent which it is presently conducted.

10.8     Information Technology

         10.8.1 In the past twelve months, there have been no bugs or viruses, logic bombs or other contaminants (including without limitation, "worms" or "trojan horses") in or failures or breakdowns of any computer hardware or software or any other Information Technology equipment used in connection with the business of any Group Company which have caused any substantial disruption or interruption in or to the operations or business of any Group Company.

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

         10.8.2 Each Group Company has in place procedures to restrict unauthorised access, the introduction of viruses, taking and storing on-site and off-site back-up copies of the software and data.

         10.8.3 So far as the Warrantors are aware, each Group Company owns or has the right to use (and has the right and information to support or maintain either by itself or through a third party) all computer hardware, software or any other Information Technology necessary for the carrying on of the business of that Group Company in and to the extent that it is presently conducted.

10.9     Computer Systems and Date Compliance

         The Information Technology and each part of it is fully Date Compliant, and will not cease to be so.

11       Freehold and Leasehold Property

11.1     The Properties

         11.1.1 The Properties comprise all of the premises and land owned, occupied or otherwise used in connection with the businesses of the Group Companies or in which the Group Companies have an interest.

         11.1.2 No Group Company has any continuing liability in respect of any leasehold property other than the Properties.

11.2     Title

         In relation to each Property:

         11.2.1 The Group Company named in Schedule 5 as owner of the Property is the legal owner of and beneficially entitled to the whole of the proceeds of sale of the whole of the relevant legal estate in the Property.

         11.2.2 The Group Company has in its possession all the original documents of title and other documents and papers relating to the Property.

         11.2.3 Save as may be revealed by the documentation already provided to the Purchaser's Solicitors and/or by enquiry of Companies House there are no mortgages, charges (whether legal or equitable and whether fixed or floating) or debentures, rent charges, liabilities to maintain roadways, liens (whether for costs or to an unpaid vendor or otherwise), annuities or other unusual outgoings, or trusts (whether for securing money or otherwise) affecting the Property or the proceeds of sale thereof.

11.2.4

         (i) Save as may be revealed by the documentation already provided to the Purchaser's Solicitors the Property is not subject to any adverse estate, right, interest, covenant, restriction, stipulation, easement, option, right of pre-emption, wayleave, licence or other right or informal arrangement in favour of any third party (whether in the nature of a public or private right or obligation) nor is there any agreement to give or create any of the foregoing.

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

         (ii) Where the Property is subject to any of the arrangements referred to in paragraph 11.2.4(i) no Group Company has received written notice that a breach has occurred of any of the terms thereof.

11.2.5

          (i) So far as the Vendor is aware the Property enjoys access to and egress from roads which prior to the date of this Agreement have been adopted by the appropriate highway authority and are maintainable at the public expense either directly or the Property has the benefit of all necessary easements or rights over private land on terms which do not entitle any person to terminate or curtail the same.

          (ii) So far as the Vendor is aware the Property drains into a public sewer and is served by water, electricity and gas utilities. So far as the Vendor is aware either the pipes, sewers, wires, cables, conduits and other conducting media serving the Property connect directly to the mains without passing through land in the occupation or ownership of a third party or, if they do not, the facilities, easements or rights necessary for the enjoyment and present use of the Property are enjoyed on terms which do not entitle any person to terminate or curtail the same.

         11.2.6 There are no outstanding actions, disputes, claims, liabilities or demands between the Group Company and any third party affecting the Property or any neighbouring property.

11.3     Town and Country Planning

         In relation to each Property so far as the Vendor is aware:

         11.3.1 No development at the Property or use of the Property has been undertaken in breach of the Town and Country Planning legislation or any other Acts of Parliament or any regulations, bye-laws, orders, consents or permissions made or given thereunder.

         11.3.2 The planning consents and permissions currently affecting the Property are either unconditional or are subject only to conditions which are neither unusually onerous, personal nor temporary and which have been satisfied or observed and performed up to the date of this Agreement.

         11.3.3 There is no agreement affecting the Property made pursuant to
               Section 106 of the Town and Country Planning Act 1990 or Section 33 of the Local Government (Miscellaneous Provisions) Act 1982 or similar legislation.

         11.3.4 There is no pending planning application, planning appeal or other planning proceedings in respect of the Property or which is likely to have an adverse effect on the Property.

         11.3.5 There is no resolution, proposal, scheme or order, whether formally adopted or not, for the compulsory acquisition of the whole or any part of the Property or any access or egress, or for the alteration, construction or improvement of any road, sub-way, underpass, footbridge, elevated road, dual carriageway or flyover upon or adjoining or passing within 200 metres of the Property or any access or egress.

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

         11.3.6 There is no outstanding statutory notice relating to the Property or any business carried on thereat or the use thereof.

11.3.7

          (i) None of the buildings, structures or erections on the Property has been listed under Sections 1 and 2 of the Planning (Listed Buildings and Conservation Areas) Act 1990 (the "Listed Buildings Act").

          (ii) The local authority has not authorised the service of any building preservation notice under Section 3 or 4 of the Listed Buildings Act or any repairs notice under Section 48 of the Listed Buildings Act in respect of the Property or any building, structure or erection thereon.

         11.3.8 The local authority has not made or resolved to make any noise abatement zone order under Section 63 of the Control of Pollution Act 1974 for any area which includes the Property.

         11.3.9 The Property is not in an urban development area, an improvement area or an enterprise zone.

         11.3.10 There are no Local Land Charges registered in respect of the Property.

11.4     State and Conditions of the Properties

         In relation to each Property where required a fire certificate has been issued in respect of the Property and no Group Company has received notice that there has been a breach of the provisions or conditions contained therein.

11.5     Leasehold Properties

         Where the interest of the Group Company in any Property is leasehold the requisite details have been completed in Part 2 of Schedule 5 and:

11.5.1

          (i) Save in relation to matters of repair, decoration or physical condition there is no material subsisting breach, nor any material non-observance of any covenant, condition or agreement contained in the Lease on the part of either the relevant landlord or the Group Company.

          (ii) No landlord has refused to accept rent or made any complaint or objection which is subsisting and the receipt for the payment of rent which fell due immediately prior to the date of this Agreement is unqualified where receipts are normally issued.

         11.5.2 No alterations have been made to the Property at the expense of the Group Company without all necessary consents and approvals.

         11.5.3 All steps in rent reviews have been duly taken and no rent reviews are or should be currently under negotiation or the subject of a reference to an expert or arbitrator or the Courts.

12       Previous Warranty Claims

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

         No notice has been given by the Vendors or by any of the Group Companies of any breach of any of the warranties or of any claim under the indemnities contained in the agreement for the sale and purchase of Bridge the World Travel Services Limited entered into on 13 December 2001 between, inter alia, Jeremy Bridge and the Company and, so far as the Warrantors are aware, no breach of any of the warranties, and no matter giving rise to a claim under the indemnities, as set out in the agreement, has occurred.


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                                   Schedule 4


                    Limitation of Liability under Clause 7.3



13       Interpretation

13.1     In this Schedule:

         "Notice" means written notice of a Relevant Claim setting out the amounts and full details including without limitation the alleged basis of default or liability.

         "Relevant Claim" means a claim in respect of any of the Warranties and/or the Tax Deed of Covenant.

         "Tax Warranties" means those of the warranties contained in Schedule 3 paragraph 8.

13.2 In the event of inconsistency between this Schedule and any other provisions of the Agreement or of the Tax Deed of Covenant the provisions of this Schedule shall prevail.

14       Time Limitation

14.1 Notice shall be given by the Purchaser to the Warrantors before 1 May 2004 save in respect of any claim in respect of the Tax Warranties and the Tax Deed of Covenant other than in respect of VAT which shall be given before 31 March 2009 and any claim in respect of VAT which shall be given before 31 March 2006.

14.2 The Warrantors shall cease to be under any liability to the Purchaser or any of the Group Companies in respect of any Relevant Claim if the Purchaser has failed to give Notice in accordance with paragraph 2.1.

14.3 The liabilities of the Warrantors shall absolutely determine if proceedings in respect of a Relevant Claim shall not have been commenced within six months of the service of Notice.

14.4 Without prejudice to the provisions of paragraphs 2.1 and 2.2 the Purchaser shall in any event give full details of any matters of which it becomes aware that are likely to constitute a Relevant Claim as soon as practicable upon becoming so aware.

15       Financial Limitation

15.1 Subject to paragraphs 3.2, 3.3, 3.4 and 3.5 the liability of the Warrantors under this Agreement and the Tax Deed of Covenant shall not in aggregate exceed (pound)30,000,000.

15.2 The Warrantors shall only be liable under this Agreement and the Tax Deed of Covenant to the extent that the amount of any liability exceeds in aggregate(pound)900,000.

15.3 The Purchaser shall not be entitled to recover any sums whatsoever in respect of any Relevant Claim under this Agreement or the Tax Deed of Covenant in respect of which the amount claimed does not exceed (pound)25,000 and such claims shall be disregarded for the purposes of paragraphs 3.1 and 3.2.

15.4 The liability of Jeremy Bridge under this Agreement and the Tax Deed of Covenant shall not in any event exceed(pound)5,596,443.


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15.5     The liability of Port of Hercules  Trustees  Limited under this
         Agreement and the Tax Deed of Covenant shall not in any event exceed the amounts specified in paragraph 15.

16       Release from liability

16.1 The Warrantors shall have no liability (or such liability shall be reduced) in respect of any Relevant Claim in respect of the Warranties:

         16.1.1 to the extent that a specific allowance, provision or reserve in respect of such liability was made or reflected in the Audited Accounts (including any provision or reserve made in respect of deferred Tax) or referred to in the notes thereto or to the extent that payment or discharge of such claim has been taken into account in the Audited Accounts;

         16.1.2 to the extent that such liability arises or is increased as a result of a change or changes in legislation made after the date of this Agreement (whether relating to taxation or otherwise) or the change or withdrawal after the date of this Agreement of any previously published practice or concession of any tax authority with retrospective effect;

         16.1.3 to the extent that such liability would not have arisen but for a voluntary act or transaction carried out (other than in fulfilment of a legally binding commitment entered into by a Group Company on or before Completion) by the Purchaser or any Group Company after Completion otherwise than in the ordinary course of business of such company as such business is conducted at Completion;

         16.1.4 to the extent that recovery of such liability is made under the Tax Deed of Covenant;

         16.1.5 which would not have arisen but for a cessation of trade, or a change in the nature or conduct of the trade, by a Group Company on or after the date hereof; and

         16.1.6 which would not have arisen but for any re-organisation or change in ownership of the Group after Completion or a change in the accounting basis on which any Group Company values its assets or any other changes in accounting policy or practice of any member of the Group after Completion.

16.2 In regard to the Tax Warranties the provisions of paragraph 4.1 shall not apply and the exclusions and limitations in Clause 3 of the Tax Deed of Covenant shall apply in this Agreement to the Tax Warranties mutatis mutandis and as though they were set out in this Schedule.

16.3 No Relevant Claim whatever on the part of the Purchaser shall lie in respect of any breach of the Warranties and/or the Tax Deed of Covenant if and to the extent that such breach has arisen in respect of any act or omission stipulated to be carried out or omitted pursuant to the terms of this Agreement and/or the Tax Deed of Covenant, or otherwise at the request of or with the consent of the Purchaser.

16.4 No Relevant Claim shall be made to the extent that it relates to loss of goodwill or possible business.

17       No Double Recovery

         The Purchaser shall not be entitled to retain any part of the Retention (as defined in Schedule 7) nor to recover damages in respect of any claim for breach of the Warranties and/or of the covenants contained in

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         the Tax Deed of Covenant to the extent that to do so would involve recovery more than once in respect of the same loss or damage.

18       Mitigation

18.1 Nothing in this schedule or the Agreement shall derogate from the Purchaser's obligation to mitigate any loss which it suffers in consequence of a breach of the Warranties.

18.2 The Warrantors shall not be liable in respect of a Relevant Claim to the extent that the subject of the claim has been or is made good or is otherwise compensated for without cost to the Purchaser or the Group.

19       Recovery from Third Parties

19.1 Where the Purchaser and/or a Group Company is or is likely to be entitled to recover from some other person (other than its insurers) any sum in respect of any matter giving rise to a claim for breach of the Warranties then the Purchaser shall first procure that reasonable steps are taken to enforce such recovery.

19.2 If any sum is so recovered then either the amount payable by the Warrantors in respect of that claim shall be reduced by an amount equal to the sum so recovered (less the reasonable costs and expenses of recovering it and any taxation payable by the Purchaser or a Group Company as a result of its receipt) or (if an amount shall already have been paid by any of the Warrantors in respect of that claim) there shall be repaid to the Warrantors an amount equal to the amount so recovered (less then reasonable costs and expenses of its recovery and any taxation payable by the Purchaser or a Group Company as a result of its receipt) or (if less) the amount of such payment.

19.3 Without prejudice to the generality of paragraphs 7.1 and 7.2 above, the provisions thereof shall apply where the Purchaser and/or the Group is entitled to recover from its insurers any sum in respect of any matter giving rise to a claim under the Warranties save to the extent that to do so would prejudice the operation of such insurance.

20       Effect of Taxation

         The amount of any claim for breach of the Warranties shall take into account the amount of any relief from Taxation arising by virtue of the loss or damage in respect of which the claim was made.

21       Qualification of Warranties

         The Purchaser acknowledges that notwithstanding the express terms of the Warranties it is not relying on, nor will it hereafter rely on, any statement, representation, warranty, or forecast in relation to future or maintainable profits (or losses) or future trading of the Company.

22       Conduct of Relevant Claims

22.1     The Purchaser shall and shall procure that the Group shall inter alia:

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         22.1.1 if so required by the Warrantors, take all reasonable steps to avoid, resist, appeal, compromise or defend any Relevant Claim and any adjudication in respect thereof and for this purpose take all appropriate proceedings in the name of the Group (but subject to the Group being indemnified by the Warrantors against all losses, charges, costs, damages and expenses that may be incurred in connection therewith);

         22.1.2 at all reasonable times allow the Warrantors and their agents access to and to inspect and take copies of all necessary books and records of the Group subject always to keeping the same confidential other than necessary disclosures in connection with any such action or Relevant Claim;

         22.1.3 require the personnel of the Group to provide statements and proofs of evidence, and to attend at any trial or hearing to give evidence or otherwise, and to provide like assistance to enable the Warrantors to avoid, resist, appeal, compromise or defend any Relevant Claim such assistance to be provided without charge to the Purchaser; and

         22.1.4 take (or procure that the Group shall take) all reasonable steps necessary to mitigate any loss in relation to any such action or Relevant Claim.

22.2 The Purchaser shall procure that the Group shall not admit liability in respect of or compromise or settle any matter which might constitute a breach of the Warranties without the prior written consent of the Warrantors such consent not to be unreasonably withheld or delayed.

22.3 The provisions of paragraphs 10.1 and 10.2 shall not apply to the Tax Deed of Covenant nor to the Tax Warranties in respect of which the provisions of Clause 7 of the Tax Deed of Covenant shall apply.

23       Rescission

         Except as provided under Clauses 4 and 6 of the Agreement the Purchaser hereby irrevocably waives all rights to rescind this Agreement whether such rights arise under statute, law or otherwise on any grounds including grounds that a representation made or deemed to be made in this Agreement or in the negotiations preceding this Agreement was untrue or incorrect in any respect and each of the Warrantors and the Purchaser represents to the Warrantors that the foregoing provisions of this paragraph in the context of the transactions contemplated by this Agreement are reasonable.

24       Contingent Claims

         If a Relevant Claim arises by reason of some liability of any member of the Group which, at the time of such breach or claim is notified to the Warrantors, is contingent only, then the Warrantors shall not be under any obligation to make any payment in respect of such breach or claim unless and until such liability ceases to be contingent.

25       Purchaser's Undertaking

25.1 The Purchaser warrants to the Warrantors that the Purchaser having been given an opportunity to carry out an investigation into the business of the Group neither it nor its agents are aware of any matter or thing as

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

         at the date of this Agreement which is inconsistent with any of the Warranties.

25.2     The Purchaser warrants to the Vendors as follows:

         25.2.1 the Circular in the agreed terms complies with Part VI of the Financial Services and Markets Act 2000 and the Listing Rules of the United Kingdom Listing Authority and all statements of fact contained in the Circular are to the best of the knowledge and belief of the Purchaser true and accurate in all material respects true and accurate and in accordance with the facts and are not misleading in any material respect, and all statements, forecasts, estimates and expressions of opinion, intention and expectation expressed in the Circular are made on reasonable grounds and truly and honestly held and fairly based; and

         25.2.2 there is no information known to the Purchaser or which on reasonable enquiry could have been known to the Purchaser which has not been disclosed in the Circular, the omission of which would, in any material respect, make any statement therein misleading or be likely to affect the import of any information contained therein or which, in the context of the Placing or the issue of the Consideration Shares, is material for disclosure to a prospective purchaser or subscriber or allottee of any of the Placing Shares or the Consideration Shares.

25.3 If the Warrantors at any time after the date of this Agreement wish to take out an insurance against liability under the relevant provision, the Purchaser undertakes to provide such information as the prospective insurer may reasonably require before effecting such insurance.

26       Cancellation of Consideration Shares

         Any amount due to the Purchaser from any of the Warrantors may be satisfied wholly or partly at the election of the Warrantors by the transfer to the Purchaser for nil consideration of such number of Consideration Shares which at the Issue Price are equivalent to the amount due or the amount thereof which the Warrantors or any particular Warrantor wishes to satisfy in this manner, to the extent that the Purchaser can lawfully undertake such action in accordance with Part V of the Companies Act 1985.

27       Restriction on Distributions by Trustee Warrantor

27.1 The liability of POH under the Warranties is limited to(pound) 24,403,457 less fees and costs properly chargeable against the capital of the Peter Wade No.2 Settlement (the "Trust").

27.2 POH agrees with the Purchaser that it will not distribute capital or income of the trust if this would reduce the assets of the Trust below (pound)24,403,457, other than for the payment of costs and fees, whilst a claim under the Warranties is outstanding or prior to the expiration of the time limit for making a claim, unless an undertaking in favour of the Purchaser is obtained from a beneficiary, in a form satisfactory to the Purchaser (such approval not to be unreasonably withheld or delayed), by which the beneficiary accepts liability in substitution for POH to the extent of the value of the distribution.

27.3 PW agrees with the Purchaser to procure that POH complies with its obligations under paragraph 15.2.

                                   Schedule 5


                                   Properties


                                     Part 1
                     Particulars of the Freehold Properties


Name of Company            Address of Property                       Title Number
Owning the Property                                                  (if registered)

Travelbag Plc              Barclay House,  Amery Street,  Alton,     HP 353196
                           Hampshire

Travelbag Plc              3 and 5 High Street, Alton, Hampshire     HP 397223

Travelbag Plc              28   Princess   Street,    Knutsford,     CH 230957
                           Cheshire

Travelbag Plc              5 Omega  Park,  Wilson  Road,  Alton,     SH 11240
                           Hampshire

Travelbag Plc              8, 10,  12 & 14 High  Street,  Alton,     HP 392623 (as to no.10 only)
                           Hampshire



                                     Part 2
                  Leasehold Properties - Particulars of Leases


Address of Property                             373,374 and 375 The Strand, London WC2

Original Parties to Lease                       Trusthouse  Forte Albany Hotels Limited (1)
                                                Travelbag plc (2)

Date of Lease                                   23 May 1990

Current tenant and guarantor                    Travelbag plc; no guarantor

Term                                            15 years from 23 May 1990

Current rent                              (pound)230,000 with effect from 23 May 2000



Address of Property                             Ground Floor,  Basement and  Sub-basement  Premises at 52
                                                Regent Street, London

Original Parties to Lease                       Barclays Bank Limited (1) Travelbag plc (2)

Date of Lease                                   4 November 1996

Current tenant and guarantor                    Travelbag plc; no guarantor

Term                                            7  years,  10  months  from  4  November  1996  until  28
                                                September 2004
Current rent                              (pound)225,000 per annum




Address of Property                             1st Floor,  54, 56 & 62 Regent  Street & 7-11  Glasshouse
                                                Street, London

Original Parties to Lease                       Barclays Bank Limited (1) Travelbag plc (2)
Date of Lease                                   4 November 1996

Current tenant and guarantor                    Travelbag plc; no guarantor

Term                                            4 November 1996 until 15 March 2006

Current rent                              (pound)95,000 per annum



Address of Property                             Ground Floor Premises at 3 & 5 Glasshouse Street, London

Original Parties to Lease                       Barclays Bank Limited (1) Travelbag plc (2)

Date of Lease                                   4 November 1996

Current tenant and guarantor                    Travelbag plc; no guarantor

Term                                            4 November 1996 until 22 March 2006

Current rent                              (pound)25,000



Address of Property                             First Floor, 30 Princess Street, Knutsford

Original Parties to Lease                       Leepark  Investments  Limited (1) Eurocamp Travel Limited
                                                (2)

Date of Lease                                   9 February 1990

Current tenant and guarantor                    Travelbag plc; no guarantor

Term                                            25 years from 29 September 1989

Current rent                              (pound)31,000 per annum as of 29 September 1999



Address of Property                             26 & 28 Drury Lane, Solihull
Original Parties to Lease                       The  Norwich   Union  Life  and   Pensions   Limited  (1)
                                                Travelbag plc (2)


Date of Lease 31                                July 2000

Current tenant and guarantor                    Travelbag plc; no guarantor

Term                                            15 years from 29 September 1999

Current rent                              (pound)80,800 as at 29 September 1999



Address of Property                             Unit 16, Newman Lane, Alton, Hampshire

Original Parties to Lease                       International  Thomson  Publishing  Services  Limited (1)
                                                Travelbag plc (2)

Date of Lease                                   11 October 1996

Current tenant and guarantor                    Travelbag plc; no guarantor

Term                                            21 August 1996 until 21 June 2006

Current rent                              (pound)55,000 per annum



Address of Property                             Part of 37 St Mary Street, Cardiff, South Glamorgan

Original Parties to Lease                       Blackwell UK Limited (1) Travelbag plc (2)

Date of Lease                                   1 August 2002

Current tenant and guarantor                    Travelbag plc; no guarantor

Term                                            30 July 2002 to 28 October 2014

Current rent                              (pound)40,000 per annum



Address of Property                             10/12 Pittville Street, Cheltenham

Original Parties to Lease                       Norwich  Union Life & Pensions  Limited (1)
                                                Travelbag plc (2)

Date of Lease                                   20 October 2000

Current tenant and guarantor                    Travelbag plc; no guarantor

Term                                            15 years from 29 September 2000

Current rent                              (pound)48,000 per annum



Address of Property                             81/82 Briggate & 110 Swan Street, Leeds

Original Parties to Lease                       Ikefield Limited (1) Peel Street Pharmacy Limited (2)

Date of Lease                                   14 September 1993

Current tenant and guarantor                    Travelbag plc; no guarantor

Term                                            15 years from 14 September 1993

Current rent                              (pound)117,950 per annum



Address of Property                             Ground & First Floors, 5 The Poultry, Nottingham

Original Parties to Lease                       Trustees of Jonathan James  Retirement Fund (1) Travelbag
                                                plc (2)

Date of Lease                                   23 July 2001

Current tenant and guarantor                    Travelbag plc; no guarantor

Term                                            15 years from 10 July 2001

Current rent                              (pound)33,000 per annum



Address of Property                             Shop  Unit 2 & Flat B, 2  Church  Street,  Kingston  Upon
                                                Thames

Original Parties to Lease                       Church Commissioners for England (1) Hammick's Bookshops
                                                Limited (2) and Associated Book Publishers (3)

Date of Lease                                   2 May 1985

Current tenant and guarantor                    Travelbag  Holdings  Limited as tenant with Travelbag plc
                                                as guarantor

Term                                            25 years from 24 June 1984

Current rent                              (pound)100,000 per annum



Address of Property                             99 High Street Winchester

Original Parties to Lease                       Chairbyte Limited & Globeforge  Limited (1) Travelbag plc
                                                (2) Travelbag Holdings Limited (3)

Date of Lease                                   11 November 2002

Current tenant and guarantor                    Current  tenant  Travelbag  plc  and  current   guarantor
                                                Travelbag Holdings Limited

Term                                            15 years from 11 November 2002

Current rent                              (pound)50,000 per annum



Address of Property                             33 Mount Pleasant Road, Tunbridge Wells, Kent

Original Parties to Lease                       G.G. White & E.M. Serpell (1) Travelbag  Holdings Limited
                                                (2)

Date of Lease                                   18 December 2002

Current tenant and guarantor                    Travelbag Holdings Limited; no guarantor

Term                                            15 years from 20 December 2002

Current rent                              (pound)42,000 per annum



Address of Property                             45/46 Chalk Farm Road & 2 Ferdinand Place, London

Original Parties to Lease                       London  Borough of Camden  (1)  Bridge  the World  Travel
                                                Limited (2) and Jeremy Bridge (3)

Date of Lease                                   8 February 1999

Current tenant and guarantor                    Bridge the World Travel Service Limited - tenant:  Jeremy
                                                Bridge - guarantor

Term                                            15 years from 8 February 1999

Current rent                              (pound)127,500 per annum





Address of Property                             1/3 Ferdinand Street, London

Original Parties to Lease                       Katie Rich (1) David Preston (2)

Date of Lease                                   12 May 1986

Current tenant and guarantor                    Current tenant Bridge the World Travel  Service  Limited,
                                                current  guarantor  Jeremy  Bridge  and  Brian  James Guy
                                                Barton

Term                                            20 years from 29 September 1985

Current rent                              (pound)18,000 per annum as from 29 September 2000




Address of Property                             47 Chalk Farm Road, London

Original Parties to Lease                       M.A.  Penny (1) Bridge the World Travel  Service  Limited
                                               (2) and J Bridge & B.G.J Barton (3)

Date of Lease                                   12 February 1998

Currenttenant and guarantor                     Current  tenant Bridge the World Travel
                                                Centre Limited and current
                                                guarantor J Bridge and BGJ
                                                Barton

Term                                            20 years from 29 September 1993

Current rent                              (pound)25,000 per annum with effect from 29 September 2003





Address of Property                             Ground and Lower Ground Floors, 4 Regent Place, London W1

Original Parties to Lease                       Capital  &  Counties  plc (1)  Bridge  the  World  Travel
                                                Service Limited (2)

Date of Lease                                   1 June 1998

Current tenant and guarantor                    Bridge the World Travel Service Limited; no guarantor

Term                                            20 years from 25 March 1988

Current rent                                  (pound)64,000 per annum with effect from 25 March 1998






Address of Property                             15 Turk Street, Alton, Hampshire

Original Parties to Lease                       The Ancient Order of Foresters (1) Travelbag plc (2)

Date of Lease                                   28 September 1999

Current tenant and guarantor                    Travelbag plc; no guarantor

Term                                            3 years from 29 September 1999

Current rent                              (pound)12,000 per annum



Address of Property                             15B Turk Street, Alton, Hampshire

Original Parties to Lease                       The Ancient Order of Foresters (1) Travelbag plc (2)

Date of Lease                                   28 September 1999

Current tenant and guarantor                    Travelbag plc; no guarantor

Term                                            3 years from 29 September 1999

Current rent                              (pound)3,000 per annum


Address of Property                             15A Turk Street, Alton, Hampshire

Original Parties to Lease                       The Peter Health Consultancy (1) Travelbag plc (2)

Date of Lease                                   6 January 1999 (By letter)

Current tenant and guarantor                    Travelbag plc; no guarantor

Term                                            There is no express term

Current rent                              (pound)8,850 per annum


Address of Property                             Suite 26, Kaybank Plaza, Southport, Queensland, Australia

Original Parties to Lease                       Kaybank  Plaza  Suites  (1)  Travelbag   (Australia)  Pty
                                                Limited (2)

Date of Lease                                   6 February 2002

Current tenant and guarantor                    Travelbag (Australia) Pty Limited; no guarantor

Term                                            Monthly w.e.f. 6 February 2002

Current rent                                    Aus $738.81 p.c.m.

                                     Part 3
     Particulars of Leases and Licences to which the Properties are subject


Address of Property                             1/3 Ferdinand Street, London NW1

Part of Property affected                       All

Date of Lease or Licence                        N/A - undocumented occupation

Original parties to Lease or Licence            N/A - undocumented occupation

Current tenant/licensee and guarantors          Knightforce UK Limited

Term                                            N/A

Current rent/licence fee                  (pound)2092.68 pcm


Address of Property                             2 Church Street, Kingston Upon Thames

Part of Property affected                       Flat B

Date of Lease or Licence                        13 February 2002

Original parties to Lease or Licence            John Menzies (Bookshops) Limited (1) M Wise & T Clark (2)

Current tenant/licensee and guarantors          Mark Wise and Timo Clark

Term                                            1 year from 1 December 2001

Current rent/licence fee                  (pound)575 p.c.m.


                                   Schedule 6
                              Intellectual Property


Part 1
1.1 Intellectual Property Rights (Registered)


UK Trade Mark Applications
LITTLE GEMS                                     Number 2274490
UK Trade Mark Registrations:
BRIDGE THE WORLD:                               Number 2274444
TRAVELBAG PLUS:                                 Number 2142576
TRAVELBAG:                                      Number 1300253
SWAGMAN:                                        Number 1300251
Domain Name Registrations:
bridgetheworld.com
bridge-the-world.com
bridgetheworld.net
bridgetheworld.co.uk
bridge-the-world.co.uk
bridgetheworldquotes.com
travelbag.co.uk
e-travelbag.co.uk
travelbagapps.co.uk
travelbag-adventures.com


1.2      Intellectual Property Rights (Unregistered Trade Marks)

The following trade marks in jurisdictions outside the United Kingdom:
TRAVELBAG
TRAVELBAG PLUS
BRIDGE THE WORLD
TRAVELBAG ADVENTURES
LITTLE GEMS
GRASS ROOTS
The following trade marks in the United Kingdom:
TRAVELBAG ADVENTURES

The following trade marks in jurisdictions outside the United Kingdom:

GRASS ROOTS

                                   Schedule 7


28       Definitions

         For the purposes of this Schedule:

28.1 "Bonus Payment" means the actual cost to the relevant Group Company (including PAYE and Employers National Insurance) of the amounts paid to certain employees of the Group under the terms of the Bonus Schemes on or about Completion as a consequence of the sale of the Shares;

28.2 "Bonus Schemes" mean the Travelbag Executive Bonus Arrangements, the BTW Executive Bonus and the Travelbag Adventures Scheme as more particularly referred to in the Disclosure Letter under the provisions of disclosure 4.1.12 of paragraph 3.

28.3 "Confirmation" means the confirmation of the Tax Deduction as determined under the provisions of paragraph 5 of this Schedule;

28.4 "Expert" means a person appointed in accordance with paragraph 13 of this Schedule;

28.5 "Interest Payment Date" means 31 March, 30 June, 30 September and 31 December in each year (or if any such day is not a Business Day, the next succeeding Business Day);

28.6 "LIBOR" means the British Bankers Association Interest Settlement Rate for three months sterling deposits displayed on the appropriate page of the Reuters Screen as of 11.00a.m. on the first day of each period in respect of which interest is payable under paragraph 3 of this Schedule;

28.7 "Retention" means the sum of(pound)2,029,221 being the sum retained from POH on Completion under the provisions of clause 3.1.1(ii) of this Agreement;

28.8 "Tax Deduction" means a deduction for Corporation Tax purposes in respect of all or part of the Bonus Payment by the relevant Group Company or any other member of the Purchaser's Group;

28.9 "Trigger Event" means Confirmation being given by the Inland Revenue of the Tax Deduction.

29       Payment of Retention

         Subject to paragraph 4 below, below the Retention shall be paid by the Purchaser to POH in the following manner:


                  30 September 2004:           (pound)500,000
                  30 September 2005:           (pound)500,000
                  30 September 2006:           (pound)500,000
                  30 September 2007:           (pound)529,221
                                               --------------
                                             (pound)2,029,221

30       Interest

         Interest will accrue on the unpaid amount of the Retention from 30 September 2003 at LIBOR, and (subject to paragraph 4 below) become payable on an Interest Payment Date. Interest accrued but unpaid shall be compounded at annual rests on the basis of a 365 day year.

31       Trigger Event

         No payment shall be made under paragraphs 2 and 3 of this Schedule, until the occurrence of a Trigger Event. If a Trigger Event occurs after any of the dates specified in paragraph 2 the amount that would otherwise have been due on the specified dates will be paid on the next Interest Payment Date following the Trigger Event together with interest accrued to that date under the provisions of paragraph 3.

32       Confirmation of Tax Deduction

32.1 Confirmation is deemed to be given by the Inland Revenue (including any other competent taxing authority) if:

         32.1.1 at any time, the Inland Revenue confirm the Tax Deduction may be treated as a trading expense for Corporation Tax purposes; or

         32.1.2 on or before 31 March 2005, the Inland Revenue are deemed to accept any tax computations of the relevant Group Companies by not initiating an enquiry nor issuing an assessment, amendment or objection in respect of the Tax Deduction; or

         32.1.3 at any time after 31 March 2005, it is reasonable to believe that the Inland Revenue will accept the Tax Deduction. In the event of a dispute as to such belief the provisions of paragraph 13 below shall apply.

33       Part Allowance

33.1 To the extent that the Confirmation of the Tax Deduction is given in respect of part only of the Bonus Payment, that part shall be paid with accrued interest from the Retention in accordance with the foregoing provisions mutatis mutandis.

33.2 Any balance of the Retention after the application of paragraph 6.1 will otherwise remain payable (to the extent applicable) in accordance with the terms of this Schedule.

34       Tax Computations and Costs

34.1 The Purchaser will use its reasonable endeavours to procure the Tax Deduction and the occurrence of the Trigger Event and will do all acts or things reasonably required by POH to procure the Tax Deduction. It will not knowingly do or permit any act or omission which would otherwise prejudice delay or restrict the Tax Deduction or the Trigger Event.

34.2 Clause 5 of the Tax Deed of Covenant shall apply in relation to the corporation tax affairs of the Group in respect of periods ending on or before 31 March 2003.

34.3     The Purchaser shall without limitation procure that:

         34.3.1 The next accounting reference date for the Group will remain 31 March 2003;


         34.3.2 Ernst & Young shall be retained generally in regard to the Tax Deduction and shall, in addition to the matters set out in Clause 5 of the Tax Deed of Covenant, deal with all appeals negotiations and assessment which in any way relate to the Tax Deduction.

         34.3.3 Ernst & Young are given all reasonable opportunities to review and comment upon the presentation of the Bonus Schemes and the Bonus Payment in the accounts for the accounting reference period ending 31 March 2003.

34.4 The costs of Ernst & Young in respect of all matters (including tax computations and returns) which arise in regard to any accounting reference period of the Group ending on or before 31 March 2002 shall be met by the Group.

34.5 The costs of Ernst & Young in respect of the matters referred to under paragraph 7.2 shall, to the extent they relate to matters occurring in the accounting reference period ending 31 March 2003 be met by POH.

34.6 The cost of the auditors for the accounting reference period ending 31 March 2003 shall be met by the Group and the Purchaser shall meet the costs of any adviser it retains on its own behalf or on behalf of the Group in connection with paragraph 7.2, save as provided in paragraph 7.4.

35       Interaction with Tax Deed

         The provisions of this Schedule shall prevail in the event of any inconsistency between the Tax Deed of Covenant, this Schedule and any other provisions of this Agreement provided where there is no such inconsistency the provisions of the Tax Deed of Covenant in relation to the conduct of claims (clause 6) shall apply to all matters relating to the Tax Deduction.

36       Acknowledgement

         The Purchaser acknowledges that payments due to the Purchaser under this Schedule are not dependent in any way or to any extent upon the ability of the Purchaser's Group to utilise the Tax Deduction at any time.

37       Interaction with Schedule 4

37.1 Prior to payment in full of the Retention the limit on the liability of POH in paragraphs 3.1 and 15 of Schedule 4 will be reduced by the amount of the Retention outstanding from time to time.

37.2 For the purposes of paragraph 3.2 of Schedule 4 any amounts retained deducted or set-off under this Schedule shall be disregarded.

38       Set-Off

         Any amount payable to POH under this Schedule shall be paid on the due date without any deduction (save as may be required by law), set-off, cross claim of whatsoever nature save:

38.1     in the event of fraud;

38.2     to the extent that POH has otherwise agreed.


39       Accelerated Repayment

         39.1 After the Trigger Date POH may by written notice demand from the Purchaser immediate payment of the Retention together with accrued interest if:

         39.1.1 the Purchaser fails to pay any sum payable to POH under the terms of this Agreement;

         39.1.2 if the Purchaser or any third party acting on behalf of the Purchaser or any of the Group Companies fails to observe or perform any obligations under this Schedule which POH reasonably considers to be material and such failure or breach if remediable is not remedied within fourteen days after the date on which POH give notice to the Purchaser requiring such remedy;

         39.1.3 if any material financial obligations of the Purchaser's Group become prematurely payable or any creditor in respect thereof becomes entitled to declare any such obligation prematurely payable or any such obligation is not paid when due or any security therefore becomes enforceable and the same is actually demanded or called or any enforcement steps are taken;

         39.1.4 if a receiver or administrative receiver or manager is appointed of or in relation to the Purchaser's Group or the whole or any substantial part of its undertaking assets rights or revenues;

         39.1.5 if an encumbrancer takes possession of or a distress execution sequestration or process is levied or enforced upon the whole or any substantial part of any company in the Purchaser's Group undertaking assets rights or revenues;

         39.1.6 if any member of the Purchaser's Group ceases to carry on the whole or a substantial part of its business or stop or suspend payment of its debts or proposes or enters into any composition scheme compromise or arrangement with or for the benefit of creditors generally or any class of them;

         39.1.7 if an application is made or a petition is presented by any person to any Court for an administration order in relation to any material company in the Purchaser's Group;

         39.1.8 if any member of the Purchaser's Group is unable to pay its debts as they fall due or are deemed unable to pay its debts under Section 123(1) of the Insolvency Act 1986 (other than under
               Section 123(i)(a) thereof);

         39.1.9 if any material member of the Purchaser's Group becomes insolvent or any petition is presented by any person and not withdrawn or discharged within 14 days or any order is made by any Court or any meeting is convened for the purpose of considering a resolution or any resolution is passed for their winding up liquidation or dissolution. This provision shall not apply in relation to Rejsegalleriet A/S nor Prittlewell Pty. Limited.

40       Expert

40.1 To the extent there is any disagreement between POH and the Purchaser as to whether a Tax Deduction has been confirmed or is otherwise available, or the extent, or any other issue of dispute arises in connection with this Schedule then either party may refer the matter to the Expert.


40.2 If POH and the Purchaser are unable to agree on an Expert within seven days of either party serving the name of a suggested person on the other, the Expert will be Tax Counsel of at least ten years call repute nominated at the request of either party by the President of the Law Society of England and Wales.

40.3 The Expert is required to prepare a written decision and give notice (including a copy) of the decision to the parties within a maximum of two months of the matter being referred to the Expert.

40.4 POH and the Purchaser are entitled to make submissions to the Expert and will provide (or procure that others provide) the Expert with such assistance and documents as the Expert reasonably requires for the purpose of reaching a decision.

40.5 POH and the Purchaser must supply each other with all information (and the Purchaser must procure the Group supplies all necessary information) and give each other access to all documentation and personnel as the other party reasonably requires to make a submission under this clause.

40.6 The Expert will act as an Expert and not as an arbitrator and the Expert's written decision on the matter referred is, save for manifest error, final and binding.

40.7 The costs of any reference to an Expert are to be borne by the parties in the manner the Expert provides or otherwise the parties shall share the cost equally.




                                              Table of Contents

Clause                                                                                                    Page

1   Interpretation........................................................................................1

2   Agreement to Sell the Shares..........................................................................6

3   Consideration.........................................................................................6

4   Conditions............................................................................................8

5   Action Pending Completion............................................................................10

6   Completion...........................................................................................13

7   Warranties...........................................................................................14

8   Restrictions.........................................................................................16

9   Pensions.............................................................................................18

10  Whole Agreement and Remedies.........................................................................18

11  Other Provisions.....................................................................................18

                           Schedule 1..............................................................27

                           Schedule 2 Completion Obligations.......................................37

                           Schedule 3 Warranties given under Clause 7..............................39

                           Schedule 4 Limitation of Liability under Clause 7.3.....................61

                           Schedule 5 Properties...................................................66

                           Schedule 6 Intellectual Property........................................74

                           Schedule 7..............................................................76
